As filed with the Securities and Exchange Commission on April 21, 2006
Registration No. 333-132352

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAN TIERRA ENERGY INC.
(f/k/a Goldstrike Inc.)
(Name of Small Business Issuer in Its Charter)

Nevada	1311	98-0479924
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

300, 611-10TH AVENUE S.W.
CALGARY, ALBERTA T2R 0B2
CANADA
(403) 265-3221

(Address and Telephone Number of Principal Executive Offices)
(Address of Principal Place of Business or Intended Principal Place of Business)

DANA COFFIELD
PRESIDENT & CHIEF EXECUTIVE OFFICER
300, 611-10TH AVENUE S.W.
CALGARY, ALBERTA, CANADA T2R 0B2
(403) 265-3221

(Name, Address and Telephone Number of Agent for Service)

Copy to:

LOUIS W. ZEHIL, ESQ.
MCGUIREWOODS LLP
1345 AVENUE OF THE AMERICAS, 7TH FLOOR
NEW YORK, NEW YORK 10105-0106
(212) 548-2100

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time as determined by the selling stockholders after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 21, 2006

Prospectus

Gran Tierra Energy Inc.

22,821,417 shares of common stock

This prospectus relates to the offering by the selling stockholders of Gran Tierra Energy Inc. of up to 22,821,417 shares of our common stock, par value $0.001 per share. Those shares of common stock include 15,547,606 shares of common stock and 7,273,811 shares of common stock underlying warrants, issued to certain investors in three private offerings. We are registering the offer and sale of the common stock, including common stock underlying warrants, to satisfy registration rights we have granted to the selling stockholders.

We will not receive any proceeds from the sale of common stock by the selling stockholders. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling stockholders. We intend to use any proceeds received from the selling stockholders’ exercise of the warrants for working capital and general corporate purposes.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock is traded on the OTC Bulletin Board under the symbol “GTRE.” On April 17, 2006 the closing price of the common stock was $5.01 per share.

Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in the Risk Factors beginning on page 4 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated          , 2006

-i-

SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the note thereto included elsewhere in this prospectus.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Gran Tierra,” “we,” “us,” and “our,” refer to Gran Tierra Energy Inc., a Nevada corporation, and our subsidiaries.

Our Company

On November 10, 2005 (the “Closing Date”), Goldstrike Inc. (the previous public reporting entity), Gran Tierra Energy Inc., a privately held Canadian corporation (“Gran Tierra Canada”) and the holders of Gran Tierra Canada’s capital stock entered into a share purchase agreement, and Goldstrike and Gran Tierra Goldstrike, Inc. (“Goldstrike Exchange Co.”), a Canadian subsidiary of Goldstrike, entered into an assignment agreement. In these two transactions, the holders of Gran Tierra Canada’s capital stock acquired shares of either Goldstrike common stock or exchangeable shares of Goldstrike Exchange Co., and Goldstrike Exchange Co. acquired substantially all of Gran Tierra Canada’s capital stock. Additionally, Goldstrike changed its name to Gran Tierra Energy Inc. with the management and business operations of Gran Tierra Canada, remaining incorporated in the State of Nevada. Following this transaction, Goldstrike Exchange Co. acquired the remaining shares of Gran Tierra Canada outstanding after the initial share exchange for shares of common stock of Gran Tierra Energy Inc. using the same exchange ratio as used in the initial exchange, and Gran Tierra Canada became a wholly-owned subsidiary of Gran Tierra Energy Inc.

Goldstrike

Goldstrike Inc. was incorporated on June 9, 2003 in the State of Nevada and commenced operations as an exploration stage company to pursue opportunities in the field of mineral exploration. Goldstrike was engaged in the acquisition, and exploration of mineral properties with a view to exploiting any discovered mineral deposits that demonstrate economic feasibility. Goldstrike owned a 100% undivided interest in 32 contiguous mineral claim units located in British Columbia, Canada. Immediately following the share exchange described above, Goldstrike disposed of its mineral claims and its resulting operations consisted primarily of the operations of Gran Tierra Canada before the share exchange.

Recent Developments

Before the share purchase and assignment transactions and in contemplation of such, Goldstrike provided Gran Tierra Canada with financing to allow Gran Tierra Canada to acquire properties in Argentina on September 1, 2005. Goldstrike derived the funds necessary to provide this financing from the proceeds of the initial closing of a private offering of its securities, described in more detail below. Gran Tierra Canada’s financing was evidenced by a loan agreement and promissory note dated September 1, 2005, under which Goldstrike committed to loan Gran Tierra Canada up to $8,337,916, of which Gran Tierra Canada borrowed an initial $6,665,198.30.

On September 1 and October 7, 2005, Goldstrike completed closings on a first private placement offering to accredited investors. On September 27, 2005, Goldstrike completed a first closing on a second private placement offering to accredited investors. In these three closings, Goldstrike sold 12,941,884 shares of common stock and warrants to acquire another 6,470,950 shares of common stock for consideration of $10,353,507. The proceeds from the initial sale of Goldstrike’s common stock and warrants were used to fund the September 1, 2005 loan from Goldstrike to Gran Tierra Canada and the proceeds derived from the subsequent closings were used to increase Goldstrike’s loan commitment to Gran Tierra Canada.

Upon the October 7, 2005 closing, Goldstrike increased its loan commitment to Gran Tierra Canada from $8,337,916 to $9,353,492, and Gran Tierra Canada borrowed an additional $800,000 from Goldstrike. Upon the October 27, 2005 closing, Goldstrike increased its loan commitment to Gran Tierra Canada from $9,313,492 to $10,313,492. Gran Tierra Canada borrowed an additional $700,000 under the Goldstrike loan commitment. On the Closing Date, upon the consolidation of the companies, the loan became intercompany debt and will be extinguished.

Following the Closing Date, on December 14, 2005, we completed a sale of unregistered shares of our common stock in a second closing of the second offering to accredited investors. In this second closing of the second private offering, we sold 1,343,222 shares of our common stock and warrants to acquire 671,611 shares of common stock for consideration of $1,074,578. In total, we sold 2,593,222 shares of our common stock and warrants to acquire 1,296,611 shares of our common stock in the second private offering.

A final sale of unregistered shares of common shares to accredited investors was completed on February 2, 2006. In this third offering, we sold 762,500 shares of our common stock and warrants to acquire 381,250 shares of common stock for consideration of $610,000. We also issued 250,000 shares of common stock as a finder’s fee in conjunction with the private offerings. On February 2, 2006, two investors from the February 2, 2006 offering exercised warrants underlying a total of 250,000 shares of our common stock.

Corporate Information

Goldstrike Inc., now known as Gran Tierra Energy Inc., was incorporated under the laws of the State of Nevada on June 6, 2003. Our principal executive offices are located at 300, 611 - 10th Avenue S.W., Calgary, Alberta, Canada. The telephone number at our principal executive offices is (403) 265-3221. Our website address is www.grantierra.com. Information contained on our website is not deemed part of this prospectus.

The Offering

Common stock currently outstanding (1)	44,547,612 shares

Common stock offered by the selling stockholders	15,547,606 shares

Common stock issuable upon exercise of Warrants	7,273,811 shares

Common stock oustanding after the offering (2)	51,821,423 shares

Use of Proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.

OTC Bulletin Board Symbol	GTRE

(1) Includes: (a) 15,547,606 shares of common stock which will not be available to trade publicly until the registration statement of which this prospectus is a part is declared effective by the SEC; (b) 17,142,857 shares of common stock which are issuable upon the exchange of exchangeable shares of Goldstrike Exchange Co. which will not be registered under the registration statement; and (c) 11,857,149 shares of common stock (including 9,000,006 original Goldstrike Inc. shares, 1,587,302 shares of common stock issued pursuant to the exchange of exchangeable shares and 1,269,841 Goldstrike Inc. shares issued in connection with the share exchange), none of which are being registered hereunder.

(2) Assumes the full exercise of all 7,273,811 remaining warrants.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

We are a new enterprise engaged in the business of oil and natural gas exploration and development. The business of exploring for, developing and producing oil and natural gas reserves is inherently risky. We will face numerous and varied risks which may prevent us from achieving our goals.

We are a Development Stage Company With Limited Operating History for You to Evaluate Our Business. We May Never Attain Profitability.

We are a development stage company and have limited current oil or natural gas operations. As an oil and gas exploration and development company with limited operating history, it is difficult for potential investors to evaluate our business. Our proposed operations are therefore subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the oil and gas industry. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

Our business is speculative and dependent upon the implementation of our business plan and our ability to enter into agreements with third parties for the rights to exploit potential oil and gas reserves on terms that will be commercially viable for us.

Unanticipated Problems in Our Argentine Operations May Harm Our Business and Our Viability.

If our Argentine operations, in particular the Palmar Largo property, which is currently our principal asset in Argentina, are disrupted and/or the economic integrity of these projects is threatened for unexpected reasons, our business may experience a setback. These unexpected events may be due to technical difficulties, geographic and weather conditions, business reasons or otherwise. Because we are at the beginning stages of our development, we are particularly vulnerable to these events. Prolonged problems may threaten the commercial viability of our Argentine operations. Moreover, the occurrence of significant unforeseen conditions or events in connection with our acquisition of operations in Argentina may cause us to question the thoroughness of our due diligence and planning process which occurred before the acquisition, which may cause us to reevaluate our business model and the viability of our contemplated business. Such actions and analysis may cause us to delay development efforts and to miss out on opportunities to expand our operations.

We May Be Unable to Obtain Development Rights We Need to Build Our Business, and Our Financial Condition and Results of Operations May Deteriorate.

Our business plan focuses on international exploration and production opportunities, initially in South America and later in other parts of the world. Thus far, we have acquired three properties for exploration and development in Argentina. In the event that we do not succeed in negotiating additional property acquisitions, our future prospects will likely be substantially limited, and our financial condition and results of operations may deteriorate.

Our Lack of Diversification Will Increase the Risk of an Investment in Our Common Stock.

Our business will focus on the oil and gas industry in a limited number of properties, initially in Argentina, with the intention of expanding elsewhere in South America and later into other parts of the world. Larger companies have the ability to manage their risk by diversification. However, we will lack diversification, in terms of both the nature and geographic scope of our business. As a result, factors affecting our industry or the regions in which we operate will likely impact us more acutely than if our business were more diversified.

Strategic Relationships Upon Which We May Rely are Subject to Change, Which May Diminish Our Ability to Conduct Our Operations.

Our ability to successfully bid on and acquire additional properties, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair Gran Tierra’s ability to grow.

To develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties or with local government bodies, or contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Competition in Obtaining Rights to Explore and Develop Oil and Gas Reserves and to Market Our Production May Impair Our Business.

The oil and gas industry is highly competitive. Other oil and gas companies will compete with us by bidding for exploration and production licenses and other properties and services we will need to operate our business in the countries in which we expect to operate. This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger, foreign owned companies, which, in particular, may have access to greater resources than us, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests.

We May Be Unable to Obtain Additional Capital that We Will Require to Implement Our Business Plan, Which Could Restrict Our Ability to Grow.

We expect that our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital, and the revenues generated from our properties in Argentina will not alone be sufficient to fund our operations or planned growth. We will require additional capital to continue to operate our business beyond the initial phase of our three properties in Argentina, and to expand our exploration and development programs to additional properties. We may be unable to obtain additional capital required. Furthermore, inability to maintain capital may damage our reputation and credibility with industry participants in the event we cannot close previously announced transactions.

Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We will immediately require such additional capital and we plan to pursue sources of such capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do succeed in raising additional capital, the capital received through our past private offerings to accredited investors may not be sufficient to fund our operations going forward without obtaining additional capital financing. Furthermore, future financings are likely to be dilutive to our stockholders, as we will most likely issue additional shares of common stock or other equity to investors in future financing transactions. In addition, debt and other mezzanine financing may involve a pledge of assets and may be senior to interests of equity holders.

Our ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a demonstrated operating history, the location of our oil and natural gas properties in developing countries and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and/or the loss of key management. Further, if oil and/or natural gas prices on the commodities markets decrease, then our revenues will likely decrease, and such decreased revenues may increase our requirements for capital. Some of the contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights (including exploration, development and production rights) if we do not have the required minimum capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations.

We May Be Unable to Meet Our Capital Requirements in the Future, Causing Us to Curtail Future Growth Plans or Cut Back Existing Operations.

We may need additional capital in the future, which may not be available to us on reasonable terms or at all. The raising of additional capital may dilute our stockholders’ interests. We may need to raise additional funds through public or private debt or equity financings in order to meet various objectives including but not limited to:

▪	pursuing growth opportunities, including more rapid expansion;

▪	acquiring complementary businesses;

▪	making capital improvements to improve our infrastructure;

▪	hiring qualified management and key employees;

▪	responding to competitive pressures;

▪	complying with licensing, registration and other requirements; and

▪	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity may dilute stockholders’ ownership percentage in us. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

Furthermore, any additional financing we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional financing, we may be forced to curtail our growth plans or cut back our existing operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

If We Fail to Make the Cash Calls Required by Our Current Joint Venture in Palmar Largo or Any Future Joint Ventures, We May be Required to Forfeit Our Interests in Such Joint Ventures and Our Results of Operations and Our Liquidity Would be Negatively Affected.

If we fail to make the cash calls required by our joint ventures, we may be required to forfeit our interests in such joint ventures, which could substantially affect the implementation of our business strategy. In connection with our joint venture in Palmar Largo, we have placed approximately $400,000 in escrow with our joint venture partners. We are required to make periodic cash calls in connection with the joint venture. If we fail to make the cash calls required in connection with the joint venture, we will be subject to certain penalties and eventually would be required to forfeit our interest in the joint venture.

We May Not Be Able To Effectively Manage Our Growth, Which May Harm Our Profitability.

Our strategy envisions expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

▪	expand our systems effectively or efficiently or in a timely manner;

▪	allocate our human resources optimally;

▪	identify and hire qualified employees or retain valued employees; or

▪	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth and our operations our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our Business May Suffer If We Do Not Attract and Retain Talented Personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion integrity and good faith of our management and other personnel in conducting the business of Gran Tierra. We have a small management team consisting of Dana Coffield, our President and Chief Executive Officer, James Hart, our Vice President, Finance and Chief Financial Officer, Max Wei, our Vice President, Operations, and Rafael Orunesu, our Vice President, Latin America. The loss of any of these individuals or our inability to attract suitably qualified staff could materially adversely impact our business. We may also experience difficulties in certain jurisdictions in our efforts to obtain suitably qualified staff and retaining staff who are willing to work in that jurisdiction. We do not currently carry life insurance for our key employees.

Our success depends on the ability of our management and employees to interpret market and geological data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments and ultimately, if required, successfully divest such investments. Further, our key personnel may not continue their association or employment with Gran Tierra and we may not be able to find replacement personnel with comparable skills. We have sought to and will continue to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

Our Management Team Does Not Have Extensive Experience in Public Company Matters, Which Could Impair Our Ability to Comply With Legal and Regulatory Requirements.

Our management team has had limited U.S. public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements, such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws including filing required reports and other information required on a timely basis. Our management may not be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

We may not be Able to Continue as a Going Concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of operating losses that are likely to continue in the future. We have included an explanatory paragraph in Note 1 of our audited financial statements for the year ended December 31, 2005 to the effect that our significant losses from operations and our dependence on equity and debt financing raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Our operations must begin to provide sufficient revenues to improve our working capital position. If we are unable to become profitable and cannot generate cash flow from our operating activities sufficient to satisfy our current obligations and meet our capital investment objectives, we may be required to raise additional capital or debt to fund our operations, reduce the scope of our operations or discontinue our operations.

Risks Related to our Prior Business May Adversely Affect our Business.

Before the share exchange transaction between Goldstrike and Gran Tierra Canada, Goldstrike’s business involved mineral exploration, with a view towards development and production of mineral assets, including ownership of 32 mineral claim units in a property in British Columbia, Canada and the exploration of this property. We have determined not to pursue this line of business following the share exchange, but could still be subject to claims arising from the former Goldstrike business. These claims may arise from Goldstrike’s operating activities (such as employee and labor matters), financing and credit arrangements or other commercial transactions. While no claims are pending and we have no actual knowledge of any threatened claims, it is possible that third parties may seek to make claims against us based on Goldstrike’s former business operations. Even if such asserted claims were without merit and we were ultimately found to have no liability for such claims, the defense costs and the distraction of management’s attention may harm the growth and profitability of our business. While the relevant definitive agreements executed in connection with the share exchange provide indemnities to us for liabilities arising from the prior business activities of Goldstrike, these indemnities may not be sufficient to fully protect us from all costs and expenses.

Risks Related to Our Industry

Our Exploration for Oil and Natural Gas Is Risky and May Not Be Commercially Successful, Impairing Our Ability to Generate Revenues from Our Operations.

Oil and natural gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We May Not Be Able to Develop Oil and Gas Reserves on an Economically Viable Basis, and Our Reserves and Production May Decline as a Result.

To the extent that we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, Gran Tierra’s viability depends on our ability to find or acquire, develop and commercially produce additional oil and gas reserves. Without the addition of reserves through exploration, acquisition or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Estimates of Oil and Natural Gas Reserves that We Make May Be Inaccurate and Our Actual Revenues May Be Lower than Our Financial Projections.

We will make estimates of oil and natural gas reserves, upon which we will base our financial projections. We will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. Economic factors beyond our control, such as interest rates and exchange rates, will also impact the value of our reserves. The process of estimating oil and gas reserves is complex, and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas interests.

Drilling New Wells Could Result in New Liabilities, Which Could Endanger Our Interests in Our Properties and Assets.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills. The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. Gran Tierra may become subject to liability for pollution, blow-outs or other hazards. We will obtain insurance with respect to these hazards, but such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning Costs Are Unknown and May be Substantial; Unplanned Costs Could Divert Resources from Other Projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We have not yet determined whether we will establish a cash reserve account for these potential costs in respect of any of our current properties or facilities, or if we will satisfy such costs of decommissioning from the proceeds of production in accordance with the practice generally employed in onshore and offshore oilfield operations. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

Our Inability to Obtain Necessary Facilities Could Hamper Our Operations.

Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment, transportation, power and technical support in the particular areas where these activities will be conducted, and our access to these facilities may be limited. To the extent that we conduct our activities in remote areas, needed facilities may not be proximate to our operations, which will increase our expenses. Demand for such limited equipment and other facilities or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or otherwise.

We are Not the Operator of Our Current Joint Ventures and Therefore the Success of the Projects Held Under Joint Ventures is Substantially Dependent On Our Joint Venture Partners.

As our company does not operate the joint ventures we are currently involved in, we do not have a direct control over operations. When we participate in decisions as a joint venture partner, we must rely on the operator’s disclosure for all decisions. Furthermore, the operator is responsible for the day to day operations of the joint venture including technical operations, safety, environmental compliance, relationships with governments and vendors. As we do not have full control over the activities of our joint ventures, our results of operations are dependent upon the efforts of the operating partner.

We May Have Difficulty Distributing Our Production, Which Could Harm Our Financial Condition.

In order to sell the oil and natural gas that we are able to produce, we will have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. In certain areas, we may be required to rely on only one gathering system, pipeline or trucking company, and, if so, our ability to market our production would be subject to their reliability and operations. For example, our revenues in November and December of 2005 decreased as a result of bad weather which affected the roads and the ability of the trucking company to make deliveries. These factors may affect our ability to explore and develop properties and to store and transport our oil and gas production and may increase our expenses.

Furthermore, future instability in one or more of the countries in which we will operate, weather conditions or natural disasters, actions by companies doing business in those countries, labor disputes or actions taken by the international community may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Our Oil Sales Will Depend on a Relatively Small Group of Customers, Which Could Adversely Affect Our Financial Results

The entire Argentine domestic refining market is small and export opportunities are limited by available infrastructure. There are five active refiners that constitute 99 percent of the total market. As a result, our oil sales will depend on a relatively small group of customers, and often, on just one customer among the five local refineries. During 2005, we sold all of our production to Refinor S.A.. The lack of competition in this market could result in unfavorable sales terms which, in turn, could adversely affect our financial results.

Drilling Oil and Gas Wells Could be Hindered by Hurricanes, Earthquakes and Other Weather-Related Operating Risks.

We are subject to operating hazards normally associated with the exploration and production of oil and gas, including blowouts, explosions, oil spills, cratering, pollution, earthquakes, hurricanes, labor disruptions and fires. The occurrence of any such operating hazards could result in substantial losses to us due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties.  During November and December of 2005, our operations were negatively effected by heavy rains and flooding in Northern Argentina. This caused trucking delays which prevented delivery of oil to the refinery for several days.

As the majority of current oil production is trucked to a local refinery, sales of oil can be delayed by adverse weather and road conditions. While storage facilities are designed to accommodate ordinary disruptions without curtailing production, delayed sales will delay revenues and may adversely impact the company’s working capital position. Furthermore, a prolonged disruption in oil deliveries could exceed storage capacities and shut-in production, which could have a negative impact on future production capability.

Prices and Markets for Oil and Natural Gas Are Unpredictable and Tend to Fluctuate Significantly, Which Could Reduce Profitability, Growth and the Value of Gran Tierra.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years. The average price for West Texas Intermediate oil in 1999 was $22 per barrel. In 2002 it was $27 per barrel. In 2005, it was $57 per barrel. We expect that prices will fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry. Although during 2005 market prices for oil and natural gas have risen to near-record levels, these prices may not remain at current levels. Future decreases in the prices of oil and natural gas may have a material adverse effect on our financial condition, the future results of our operations and quantities of reserves recoverable on an economic basis.

Our Foreign Operations Involve Substantial Costs and are Subject to Certain Risks Because the Oil and Gas Industries in the Countries in Which We Operate are Less Developed.

The oil and gas industry in Argentina and in South America is not as developed as the oil and gas industry in the North America. As a result, our drilling and development operations in many instances take longer to complete and often cost more than similar operations in North America. The availability of technical expertise, specific equipment and supplies may be more limited than in North America. We expect that such factors will subject our international operations to continuing economic and operating risks that may not be experienced in North American operations. We follow the full cost method of accounting for exploration and development of oil and gas reserves in which all of our acquisition, exploration and development costs are capitalized. Costs related to the acquisition, holding and initial exploration of oil and gas associated with our contracts in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. If we abandon all exploration efforts in a country where no proved reserves are assigned, all acquisition and exploration costs associated with the country will be expensed. From time to time, we will make assessments as to whether our investment within a country is impaired and whether exploration activities within a country will be abandoned based on our analysis of drilling results, seismic data and other information we believe to be relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expenses are difficult to predict.

Negative Economic, Political and Regulatory Developments in Argentina, Including Export Controls May Negatively Effect our Operations.

The Argentine economy has experienced volatility in recent decades. This volatility has included periods of low or negative growth and variable levels of inflation. Inflation was at its peak in the 1980’s and early 1990’s. In late-2001 there was a deep fiscal crisis in Argentina involving restrictions on banking transactions, imposition of exchange controls, suspension of payment of Argentina’s public debt and abrogation of the one-to one peg of the peso to the dollar. For the next year, Argentina experienced contractions in economic growth, increasing inflation and a volatile exchange rate. Currently, GDP is growing, inflation is normalized, and public finances are strengthened. However, there is no guarantee of economic stability. Any de-stabilization may seriously impact the economic viability of operations in the country or restrict the movement of cash into and out of the country, which would impair current activity and constrain growth in the country.

Increases in Our Operating Expenses will Impact Our Operating Results and Financial Condition.

Exploration, development, production, marketing (including distribution costs) and regulatory compliance costs (including taxes) will substantially impact the net revenues we derive from the oil and gas that we produce. These costs are subject to fluctuations and variation in different locales in which we will operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations. In addition, we may not be able to earn net revenue at our predicted levels, which may impact our ability to satisfy our obligations.

Penalties We May Incur Could Impair Our Business.

Our exploration, development, production and marketing operations are regulated extensively under foreign, federal, state and local laws and regulations. Under these laws and regulations, we could be held liable for personal injuries, property damage, site clean-up and restoration obligations or costs and other damages and liabilities. We may also be required to take corrective actions, such as installing additional safety or environmental equipment, which could require us to make significant capital expenditures. Failure to comply with these laws and regulations may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, including the assessment of natural resource damages. We could be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result of these laws and regulations, our future business prospects could deteriorate and our profitability could be impaired by costs of compliance, remedy or indemnification of our employees, reducing our profitability.

Environmental Risks May Adversely Affect Our Business.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and federal, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Our Insurance May Be Inadequate to Cover Liabilities We May Incur.

Our involvement in the exploration for and development of oil and natural gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although we will obtain insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, we could be required to divert funds from capital investment or other uses towards covering our liability for such events.

Our Business is Subject to Local Legal, Political and Economic Factors Which are Beyond Our Control, Which Could Impair Our Ability to Expand Our Operations or Operate Profitably.

We expect to operate our business in Argentina and other South American countries, and to expand our operations into other countries in the world. Exploration and production operations in foreign countries are subject to legal, political and economic uncertainties, including terrorism, military repression, interference with private contract rights (such as privatization), extreme fluctuations in currency exchange rates, high rates of inflation, exchange controls and other laws or policies affecting environmental issues (including land use and water use), workplace safety, foreign investment, foreign trade, investment or taxation, as well as restrictions imposed on the oil and natural gas industry, such as restrictions on production, price controls and export controls. Central and South America have a history of political and economic instability. This instability could result in new governments or the adoption of new policies, laws or regulations that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. Any changes in oil and gas or investment regulations and policies or a shift in political attitudes in Argentina or other countries in which we intend to operate are beyond our control and may significantly hamper our ability to expand our operations or operate our business at a profit.

For instance, changes in laws in the jurisdiction in which we operate or expand into with the effect of favoring local enterprises, changes in political views regarding the exploitation of natural resources and economic pressures may make it more difficult for us to negotiate agreements on favorable terms, obtain required licenses, comply with regulations or effectively adapt to adverse economic changes, such as increased taxes, higher costs, inflationary pressure and currency fluctuations.

Local Legal and Regulatory Systems in Which We Operate May Create Uncertainty Regarding Our Rights and Operating Activities, Which May Harm Our Ability to do Business.

We are a company organized under the laws of the State of Nevada and are subject to United States laws and regulations. The jurisdictions in which we intend to operate our exploration, development and production activities may have different or less developed legal systems than the United States, which may result in risks such as:

▪	effective legal redress in the courts of such jurisdictions, whether in respect of a breach of law or regulation, or, in an ownership dispute, being more difficult to obtain;

▪	a higher degree of discretion on the part of governmental authorities;

▪	the lack of judicial or administrative guidance on interpreting applicable rules and regulations;

▪	inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; and

▪	relative inexperience of the judiciary and courts in such matters.

In certain jurisdictions the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to licenses and agreements for business. These licenses and agreements may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. Property right transfers, joint ventures, licenses, license applications or other legal arrangements pursuant to which we operate may be adversely affected by the actions of government authorities and the effectiveness of and enforcement of our rights under such arrangements in these jurisdictions may be impaired.

We are Required to Obtain Licenses and Permits to Conduct Our Business and Failure to Obtain These Licenses Could Cause Significant Delays and Expenses That Could Materially Impact Our Business.

We are subject to licensing and permitting requirements relating to drilling for oil and natural gas. We cannot assure you that we will be able to obtain, sustain or renew such licenses. We cannot assure you that regulations and policies relating to these licenses and permits will not change or be implemented in a way that we do not currently anticipate. These licenses and permits are subject to numerous requirements, including compliance with the environmental regulations of the Argentine provinces of Salta and Formosa. As we are not the operator of the joint ventures we are currently involved in, we rely on the operator to obtain all necessary permits and licenses. If we fail to comply with these requirements, we could be prevented from drilling for oil and natural gas, and we could be subject to civil or criminal liability or fines. Revocation or suspension of our environmental and operating permits could have a material adverse effect on our business, financial condition and results of operations.

Challenges to Our Properties May Impact Our Financial Condition.

Title to oil and natural gas interests is often not capable of conclusive determination without incurring substantial expense. While Gran Tierra intends to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interest in and to the properties to which the title defects relate.

Furthermore, applicable governments may revoke or unfavorably alter the conditions of exploration and development authorizations that we procure, or third parties may challenge any exploration and development authorizations we procure. Such rights or additional rights we apply for may not be granted or renewed on terms satisfactory to us.

If our property rights are reduced, whether by governmental action or third party challenges, our ability to conduct our exploration, development and production may be impaired.

Foreign Currency Exchange Rate Fluctuations May Affect Our Financial Results.

We expect to sell our oil and natural gas production under agreements that will be denominated in United States dollars and foreign currencies. Many of the operational and other expenses we incur will be paid in the local currency of the country where we perform our operations. As a result, we are exposed to translation risk when the local currency financial statements are translated to United States dollars, our company’s functional currency. As currency exchange rates fluctuate, translation of the statements of income of international businesses into United States dollars will affect comparability of revenues and expenses between periods.

Exchange Controls and New Taxes Could Materially Affect our Ability to Fund Our Operations and Realize Profits from Our Foreign Operations.

Foreign operations may require funding if their cash requirements exceed operating cash flow. To the extent that funding is required, there may be exchange controls limiting such funding or adverse tax consequences associated with such funding. In addition, taxes and exchange controls may affect the dividends that we receive from foreign subsidiaries.

Exchange controls may prevent us from transferring funds abroad. For example, the Argentine government has imposed a number of monetary and currency exchange control measures that include restrictions on the free disposition of funds deposited with banks and tight restrictions on transferring funds abroad, with certain exceptions for transfers related to foreign trade and other authorized transactions approved by the Argentine Central Bank. We cannot assure you that the Central Bank will not require prior authorization or will grant such authorization for our Argentine subsidiaries to make dividend payments to us and we cannot assure you that there will not be a tax imposed with respect to the expatriation of the proceeds from our foreign subsidiaries.

We Will Rely on Technology to Conduct Our Business and Our Technology Could Become Ineffective Or Obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration and development and production activities. We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Risks Related to Our Common Stock

The Market Price of Our Common Stock May Be Highly Volatile and Subject to Wide Fluctuations.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

▪
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

▪	announcements of new acquisitions, reserve discoveries or other business initiatives by our competitors;

▪	fluctuations in revenue from our oil and natural gas business as new reserves come to market;

▪	changes in the market for oil and natural gas commodities and/or in the capital markets generally;

▪	changes in the demand for oil and natural gas, including changes resulting from the introduction or expansion of alternative fuels; and

▪	changes in the social, political and/or legal climate in the regions in which we will operate.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

▪	quarterly variations in our revenues and operating expenses;

▪	changes in the valuation of similarly situated companies, both in our industry and in other industries;

▪	changes in analysts’ estimates affecting our company, our competitors and/or our industry;

▪	changes in the accounting methods used in or otherwise affecting our industry;

▪	additions and departures of key personnel;

▪	announcements of technological innovations or new products available to the oil and natural gas industry;

▪	announcements by relevant governments pertaining to incentives for alternative energy development programs;

▪	fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; and

▪
significant sales of our common stock, including sales by the investors following registration of the shares of common stock under the registration statement of which this prospectus is a part and/or future investors in future offerings we expect to make to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, singularly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operation and financial condition.

Our Operating Results May Fluctuate Significantly, and These Fluctuations May Cause Our Stock Price to Decline.

Our operating results will likely vary in the future primarily from fluctuations in our revenues and operating expenses, including the coming to market of oil and natural gas reserves that we are able to develop, expenses that we incur, the prices of oil and natural gas in the commodities markets and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

We Do Not Expect to Pay Dividends In the Foreseeable Future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in our common stock.

Applicable SEC Rules Governing the Trading of “Penny Stocks” Limit the Trading and Liquidity of Our Common Stock, Which May Affect the Trading Price of the Common Stock.

Shares of common stock may be considered a “penny stock” and be subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded and regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty investors may experience in attempting to liquidate such securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

SELLING STOCKHOLDERS

This prospectus covers shares, including shares underlying warrants, sold in our recent private equity offerings to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required, under a registration rights agreement, to register for resale the shares of our common stock described in the table below.

The following table sets forth information about the number of shares beneficially owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of March 7, 2006. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

We have been advised, as noted below in the footnotes to the table, none of the selling stockholders are broker-dealers and 13 of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the stockholders listed in the table below acquired their shares in the private offerings. The percentage of common stock outstanding is based upon a total of 44,547,612 shares of common stock outstanding, which includes 17,142,857 exchangeable shares of Goldstrike Exchange Co. issued to holders of Gran Tierra Canada’s common stock. Shares underlying warrants exercisable within 60 days of March 7, 2006 are considered for the purpose of determining the percent of the class held by the holder of such warrants, but not for the purpose of computing the percentages held by others. We have assumed all shares reflected on the table will be sold from time to time. Because the selling stockholders may offer all or any portion of the common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock that will be held by the selling stockholders upon the termination of any sales of common stock.

Beneficial ownership is calculated based on 44,547,612 shares of our common stock outstanding as of March 7, 2006, which includes 17,142,857 exchangeable shares of Goldstrike Exchange Co. issued to holders of Gran Tierra Canada’s common stock. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days of March 7, 2006 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of Offering
Amaran Tyab[1]	7,500	7,500	—	—
Arleen Agate[2]	46,875	46,875	—	—
Arnie Charbonneau[3]	46,875	46,875	—	—
Arthur Ruoff[4]	48,000	48,000	—	—
Aton Select Fund Ltd.[5]	937,431	937,431	—	—
Bank Sal. Oppenheim jr. & Cie (Switzerland) Ltd.[6]	3,187,500	3,187,500	—	—
Barbara Jean Taylor[7]	149,982	149,982	—	—
Barry R. Balsillie[8]	233,730	75,000	158,730	*
Bashaw Fertilizer Ltd.[9]	112,500	112,500	—	—
Bayford Investments, Ltd.[10]	150,000	150,000	—	—
Beattie Homes Ltd.[11]	149,982	149,982	—	—
Bela Balaz[12]	29,978	29,978	—	—
Ben T. Morris[13]	93,750	93,750	—	—
Bernie Broda[14]	46,875	46,875	—	—
Betty Wong[15]	46,875	46,875	—	—
Canaccord Capital Corporation[16]	250,000	250,000	—	—
Catherine E. Coffield[17]	75,000	75,000	—	—
Chad Oakes[18]	374,972	374,972	—	—
Chestnut Capital Partners II LLC[19]	300,000	300,000	—	—
Clive Mark Stockdale[20]	48,000	48,000	—	—
Code Consulting Ltd.[21]	75,000	75,000	—	—
Dale Foster[22]	116,837	37,472	79,365	*
Dana Quentin Coffield[23]	1,734,661	44,978	1,689,683	3.79%
Danich Investments, Ltd.[24]	65,625	65,625	—	—
Daniel Todd Dane[25]	749,978	749,978	—	—
Don A. Sanders[26]	375,000	375,000	—	—
Donald A. Wright[27]	908,730	750,000	158,730	*
Donald V. Weir and Julie E. Weir[28]	93,750	93,750	—	—
Earl Fawcett[29]	65,625	65,625	—	—
Edward Antonsen[30]	60,000	60,000	—	—
Edward Armogan[31]	18,000	18,000	—	—
Edward C. Grant[32]	74,982	74,982	—	—
Edwin Lau[33]	46,875	46,875	—	—
Elizabeth J. Fenton[34]	37,500	37,500	—	—
Eric Pederson[35]	65,625	65,625	—	—
Faccone Enterprises Ltd.[36]	46,875	46,875	—	—
Gary Gee Wai Hoy and Lily Lai Wan Hoy[37]	46,857	46,857	—	—
George L. Ball[38]	93,750	93,750	—	—
George Vernon Symons[39]	44,978	44,978	—	—
Grant Hodgins[40]	46,857	46,857	—	—
Greg Crowe[41]	46,875	46,875	—	—
Gregg Sedun[42]	187,472	187,472	—	—
Hans Rueckert[43]	40,500	40,500	—	—
Henry Polessky[44]	46,875	46,875	—	—
Hollyvale Limited[45]	30,000	30,000	—	—
Humbert B. Powell III[46]	46,875	46,875	—	—
James E. Anderson[47]	75,000	75,000	—	—
James Fletcher[48]	45,000	45,000	—	—
James L. Harris[49]	46,875	46,875	—	—
Jamie Gilkison[50]	46,875	46,875	—	—
Janet R. Denhamer[51]	37,472	37,472	—	—
Jason Soprovich Realty Inc.[52]	46,875	46,875	—	—
Jeffrey J. Scott[53]	2,363,861	674,972	1,688,889	3.77%
Jim and Kathleen Gilders[54]	93,728	93,728	—	—

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of Offering
Jim Anderson[55]	7,500	7,500	—	—
John and Jodi Malanga Jt Ten.[56]	37,500	37,500	—	—
John W. Seaman[57]	29,998	29,998	—	—
Joseph Grosso[58]	75,000	75,000	—	—
Ken Wong[59]	46,875	46,875	—	—
Kent Kirby[60]	7,500	7,500	—	—
Kent Milani[61]	15,000	15,000	—	—
Kyung Chun Min[62]	7,500	7,500	—	—
Lamond Investments Ltd[63]	187,500	187,500	—	—
Lindsay Bottomer[64]	37,500	37,500	—	—
Lisa Streu[65]	84,375	84,375	—	—
LSM Business Services Ltd.[66]	46,875	46,875	—	—
Mahmood Mangalji[67]	7,500	7,500	—	—
Mark E. Cline[68]	46,875	46,875	—	—
Michael Graham[69]	60,000	60,000	—	—
Michael J. Stark[70]	187,472	187,472	—	—
Michael Paraskake[71]	37,500	37,500	—	—
Michael F. Schaefer[72]	750,000	750,000	—	—
Nadine C. Smith and John D. Long, Jr73	1,915,761	937,500	978,261	2.18%
Neil Davey[74]	7,500	7,500	—	—
Nell Dragovan[75]	46,875	46,875	—	—
Nick DeMare[76]	187,472	187,472	—	—
North Group Limited[77]	60,000	60,000	—	—
Perfco Investments Ltd.[78]	2,112,302	525,000	1,587,302	3.55%
Postell Energy Co Ltd[79]	37,500	37,500	—	—
Professional Trading Services SA80	937,500	937,500	—	—
Prussian Capital Corp[81]	75,000	75,000	—	—
Richard M. Crawford[82]	46,875	46,875	—	—
Richard Machin[83]	37,500	37,500	—	—
Rick MacDermott[84]	187,478	187,478	—	—
Rob Anderson[85]	153,750	153,750	—	—
Robert A. Fenton[86]	37,500	37,500	—	—
Robert D. Steele[87]	429,960	112,500	317,460	*
Robert K. Macleod[88]	45,000	45,000	—	—
Ron Carey[89]	74,978	74,978	—	—
Rowena M. Santos[90]	46,875	46,875	—	—
Samuel Belzberg[91]	468,750	468,750	—	—
Sanders 1998 Childrens Trust[92]	187,500	187,500	—	—
Sanders Opportunity Fund (Inst) LP93	721,329	721,329	—	—
Sanders Opportunity Fund LP94	225,546	225,546	—	—
Sanovest Holdings Ltd.[95]	202,500	202,500	—	—
Sara Tyab[96]	7,500	7,500	—	—
Sean Warren[97]	33,750	33,750	—	—
Standard Bank PLC [98]	1,875,000	1,875,000	—	—
Strong Branch Ventures IV, LP99	450,000	450,000	—	—
Suljo Dzafovic100	15,000	15,000	—	—
Tammy L. Gurr101	28,125	28,125	—	—
The Brewster Family Trust102	46,875	46,875	—	—
The MacLachlan Investments Corporation103	187,500	187,500	—	—
Tom Chmilar104	45,000	45,000	—	—
Tom Rebane105	22,500	22,500	—	—
Ursula Kaiser106	37,500	37,500	—	—
Verne G. Johnson107	1,082,716	187,478	895,238	2.01%
VP Bank (Switzerland) Ltd.108	937,500	937,500	—	—

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of Offering
Walter A. Dawson109	401,587	300,000	101,587	*
Wayne Hucik110	65,625	65,625	—	—
Wildcat Investments Ltd.111	75,000	75,000	—	—
William Lowe112	93,750	93,750	—	—
William McCluskey113	393,750	393,750	—	—
1053361 Alberta Ltd.114	341,865	262,500	79,365	*
1087741 Alberta Ltd.115	47,978	47,978	—	—
666977 Alberta Ltd.116	12,000	12,000	—	—
893619 Alberta Ltd.117	149,972	149,972	—	—
954866 Alberta Ltd.118	30,000	30,000	—	—

* Less than 1.0%.

(a) Assumes all of the shares of common stock beneficially owned by the selling stockholders, including all shares of common stock underlying warrants held by the selling stockholders, are sold in the offering.
________________
1 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

2 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

3 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

4 Includes 32,000 shares of common stock and warrants to acquire an additional 16,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

5 Includes 624,954 shares of common stock and warrants to acquire an additional 312,477 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Werner Keicher and David Dawes have the power to vote and dispose of the shares being registered on behalf of Aton Select Fund Ltd.

6 Includes 2,125,000 shares of common stock and warrants to acquire an additional 1,062,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. R. Grelant and U. Fricher have the power to vote and dispose of the shares being registered on behalf of Bank Sal. Oppenheim Jr.

7 Includes 99,988 shares of common stock and warrants to acquire an additional 49,994 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

8 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 158,703 exchangeable shares issued on November 10, 2005 in connection with the share exchange.

9 Includes 75,000 shares of common stock and warrants to acquire an additional 37,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Richard Groom has the power to vote and dispose of the common shares being registered on behalf of Bashaw Fertilizer Ltd.

10 Includes 100,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Ronald Brimacombe has the power to vote and dispose of the common shares being registered on behalf of Bayford Investments, Ltd.

11 Includes 99,988 shares of common stock and warrants to acquire an additional 49,994 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. William K. Beattie has the power to vote and dispose of the shares being registered on behalf of Beattie Homes Ltd.

12 Includes 19,985 shares of common stock and warrants to acquire an additional 9,993 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

13 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Mr. Morris is an affiliate of a broker-dealer.

14 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

15 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

16 250,000 shares of common stock issued as a finder’s fee for services rendered as our placement agent. Canaccord Capital Corporation is an affiliate of a broker-dealer.

17 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Ms. Coffield is the mother of Dana Coffield, who serves as our President, Chief Executive Officer and as a member of the board of directors.

18 Includes 249,981 shares of common stock and warrants to acquire an additional 124,991 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

19 Includes 200,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.25 per share, which were immediately exercised, acquired in the third offering.

20 Includes 32,000 shares of common stock and warrants to acquire an additional 16,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Mr. Stockdale is an affiliate of a broker-dealer.

21 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering. Lance Tracey has the power to vote and dispose of the common shares being registered on behalf of Code Consulting Ltd.

22 Includes 24,981 shares of common stock and warrants to acquire an additional 12,491 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 79,365 exchangeable shares issued on November 10, 2005 in connection with the share exchange.

23 Includes 29,985 shares of common stock and warrants to acquire an additional 14,993 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 1,689,683 exchangeable shares issued on November 10, 2005 in connection with the share exchange. Mr. Coffield serves as our President, Chief Executive Officer and as a member of the board of directors.

24 Includes 43,750 shares of common stock and warrants to acquire an additional 21,875 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Danny Remenda has the power to vote and dispose of the common shares being registered on behalf of Danich Investments, Ltd.

25 Includes 499,985 shares of common stock and warrants to acquire an additional 249,993 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

26 Includes 250,000 shares of common stock and warrants to acquire an additional 125,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Mr. Sanders is an affiliate of a broker-dealer.

27 Includes 500,000 shares of common stock and warrants to acquire an additional 250,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 158,730 exchangeable shares issued on November 10, 2005 in connection with the share exchange.

28 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. John and Julie Weir are affiliates of a broker-dealer.

29 Includes 43,750 shares of common stock and warrants to acquire an additional 21,875 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

30 Includes 40,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

31 Includes 12,000 shares of common stock and warrants to acquire an additional 6,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

32 Includes 49,988 shares of common stock and warrants to acquire an additional 24,994 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

33 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

34 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

35 Includes 43,750 shares of common stock and warrants to acquire an additional 21,875 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

36 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Mario Faccone has the power to vote and dispose of the common shares being registered on behalf of Faccone Enterprises.

37 Includes 31,238 shares of common stock and warrants to acquire an additional 15,619 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

38 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Mr. Ball is an affiliate of a broker-dealer.

39 Includes 29,985 shares of common stock and warrants to acquire an additional 14,993 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

40 Includes 31,238 shares of common stock and warrants to acquire an additional 15,619 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

41 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

42 Includes 124,981 shares of common stock and warrants to acquire an additional 62,491 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

43 Includes 27,000 shares of common stock and warrants to acquire an additional 13,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

44 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

45 Includes 20,000 shares of common stock and warrants to acquire an additional 10,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Jeremy Spring has the power to vote and dispose of the common shares being registered on behalf of Hollyvale Limited.

46 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Mr. Powell is an affiliate of a broker-dealer.

47 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

48 Includes 30,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

49 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

50 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

51 Includes 24,981 shares of common stock and warrants to acquire an additional 12,491 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

52 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Jason Sprovich has the power to vote and dispose of the common shares being registered on behalf of Jason Soprovich Realty, Inc.

53 Includes 349,981 shares of common stock and warrants to acquire an additional 174,991 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 100,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering. Includes 1,688,889 exchangeable shares issued on November 10, 2005 in connection with the share exchange. Mr. Scott serves as our Chairman of the Board.

54 Includes 62,485 shares of common stock and warrants to acquire an additional 31,243 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

55 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

56 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. John and Jodi Malanga are affiliates of a broker-dealer.

57 Includes 19,999 shares of common stock and warrants to acquire an additional 9,999 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

58 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

59 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

60 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

61 Includes 10,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

62 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

63 Includes 125,000 shares of common stock and warrants to acquire an additional 62,500 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering. Robert Lamond has the power to vote and dispose of the common shares being registered on behalf of Lamond Investments Ltd.

64 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

65 Includes 56,250 shares of common stock and warrants to acquire an additional 28,125 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

66 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering. Lloyd Guenther has the power to vote and dispose of the common shares being registered on behalf of LSM Business Services Ltd.

67 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

68 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

69 Includes 40,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

70 Includes 124,981 shares of common stock and warrants to acquire an additional 62,491 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

71 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

72 Includes 250,000 shares of common stock and warrants to acquire an additional 125,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 250,000 shares of common stock and warrants to acquire an additional 125,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

73 Includes 625,000 shares of common stock and warrants to acquire an additional 312,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 978,261 shares of Goldstrike Inc., the former public reporting company. Ms. Smith serves as a member of our board of directors.

74 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

75 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

76 Includes 124,981 shares of common stock and warrants to acquire an additional 62,491 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

77 Includes 40,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering. Tom Kusumoto has the power to vote and dispose of the common shares being registered on behalf of North Group Limited.

78 Includes 350,000 shares of common stock and warrants to acquire an additional 175,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 1,587,302 exchangeable shares issued on November 10, 2005 in connection with the share exchange. Mr. Dawson, a member of our board of directors, is the sole owner of Perfco Investments Ltd. Mr. Dawson has sole investment and voting power over the shares of common stock owned by Perfco and disclaims beneficial ownership of such shares.

79 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.  Jeffrey Scott, Chairman of our Board of Directors, is the President of Postell Energy Co. Ltd. and has the power to vote and dispose of the common shares being registered on its behalf.

80 Includes 625,000 shares of common stock and warrants to acquire an additional 312,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

81 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering. Cary Pinkowski has the power to vote and dispose of the common shares being registered on behalf of Prussian Capital Corp.

82 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

83 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

84 Includes 124,985 shares of common stock and warrants to acquire an additional 62,493 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

85 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 40,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

86 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

87 Includes 75,000 shares of common stock and warrants to acquire an additional 37,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

88 Includes 30,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

89 Includes 49,985 shares of common stock and warrants to acquire an additional 24,993 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

90 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

91 Includes 312,500 shares of common stock and warrants to acquire an additional 156,250 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

92 Includes 125,000 shares of common stock and warrants to acquire an additional 62,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Sanders 1998 Childrens Trust is an affiliate of a broker-dealer. Don Weir has the power to vote and dispose of the common shares being registered on behalf of Sanders 1998 Children’s Trust. Sanders 1998 Children’s Trust does not have any agreements, arrangements or understandings with any other persons, either directly or indirectly to dispose of the common stock being registered.

93 Includes 480,886 shares of common stock and warrants to acquire an additional 240,443 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Sanders Opportunity Fund (Inst) LP is an affiliate of a broker-dealer. Don Sanders has the power to vote and dispose of the common shares being registered on behalf of Sanders Opportunity Fund (Inst) LP.

94 Includes 150,364 shares of common stock and warrants to acquire an additional 75,182 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Sanders Opportunity Fund LP is an affiliate of a broker-dealer. Don Sanders has the power to vote and dispose of the common shares being registered on behalf of Sanders Opportunity Fund LP.

95 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 72,500 shares of common stock and warrants to acquire an additional 36,250 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering. Tom and Hydri Kusumoto have the power to vote and dispose of the common shares being registered on behalf of Sanovest Holdings Ltd.

96 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

97 Includes 22,500 shares of common stock and warrants to acquire an additional 11,250 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

98 Includes 1,250,000 shares of common stock and warrants to acquire an additional 625,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

99 Includes 300,000 shares of common stock and warrants to acquire an additional 150,000 shares of common stock at an exercise price of $1.25 per share, which were immediately exercised, acquired in the third offering.

100 Includes 10,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

101 Includes 18,750 shares of common stock and warrants to acquire an additional 9,375 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

102 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Jim Brewster has the power to vote and dispose of the common shares being registered on behalf of The Brewster Family Trust.

103 Includes 125,000 shares of common stock and warrants to acquire an additional 62,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. The MacLachlan Investments Corporation is an affiliate of a broker-dealer.

104 Includes 30,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

105 Includes 15,000 shares of common stock and warrants to acquire an additional 7,500 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering.

106 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

107 Includes 124,985 shares of common stock and warrants to acquire an additional 62,493 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 895,238 exchangeable shares issued on November 10, 2005 in connection with the share exchange. Mr. Johnson serves as a member of our board of directors.

108 Includes 625,000 shares of common stock and warrants to acquire an additional 312,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

109 Includes 200,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering. Includes 101,587 exchangeable shares issued on November 10, 2005 in connection with the share exchange. Mr. Dawson serves as a member of our board of directors.

110 Includes 43,750 shares of common stock and warrants to acquire an additional 21,875 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

111 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Bruce Nurse has the power to vote and dispose of the common shares being registered on behalf of Wildcat Investments Ltd.

112 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering.

113 Includes 262,500 shares of common stock and warrants to acquire an additional 131,250 shares of common stock at an exercise price of $1.25 per share, acquired in the third offering. Mr. McCluskey is an affiliate of a broker-dealer.

114 Includes 175,000 shares of common stock and warrants to acquire an additional 87,500 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Includes 79,365 exchangeable shares issued on November 10, 2005 in connection with the share exchange. Glen Gurr, President of 1053361 Alberta Ltd. has sole voting and investment power over these shares.

115 Includes 31,985 shares of common stock and warrants to acquire an additional 15,993 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Wade MacBain has the power to vote and dispose of the common shares being registered on behalf of 1087741 Alberta Ltd.

116 Includes 8,000 shares of common stock and warrants to acquire an additional 4,000 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Serge Bonnet has the power to vote and dispose of the common shares being registered on behalf of 666977 Alberta Ltd.

117 Includes 99,981 shares of common stock and warrants to acquire an additional 49,991 shares of common stock at an exercise price of $1.25 per share, acquired in the first offering. Dale Foster has the power to vote and dispose of the common shares being registered on behalf of 893619 Alberta Ltd.

118 Includes 20,000 shares of common stock and warrants to acquire an additional 10,000 shares of common stock at an exercise price of $1.25 per share, acquired in the second offering. Scott Harkness has the power to vote and dispose of the common shares being registered on behalf of 954866 Alberta Ltd.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock. We will receive approximately $9,092,264 if the selling stockholders exercise their warrants in full. The warrant holders may exercise their warrants at any time until their expiration, as further described in the “Description of Securities.” Because the warrant holders may exercise the warrants in their own discretion, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. These proceeds will be used for general corporate purposes and capital expenditures. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was first cleared for quotation on the NASD OTC bulletin board on November 11, 2005 and has been trading since that time.

As of March 7, 2006, there were approximately 172 holders of record of shares of our common stock (including holders of exchangeable shares).

On March 7, 2006, the last reported sales price of our shares on the OTC bulletin board was $4.24. During the fourth quarter of 2005, the high sales price of our common stock was $2.83 and the low sales price was $1.01. During the first quarter of 2006 through March 7, 2006, the high sales price of our common stock was $6.06 and the low sales price was $2.94.

As of the date hereof, there are 44,547,612 shares of common stock issued and outstanding, which number includes shares of common stock issuable upon exchange of the exchangeable shares of Goldstrike Exchange Co. issued to former holders of Gran Tierra Canada’s common stock.

Equity Compensation Plan

Securities authorized for issuance under equity compensation plans as of December 31, 2005 are as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,940,000	$1.12	60,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,940,000	—	60,000

Equity compensation plans approved by our stockholders include our 2005 Equity Incentive Plan, under which our board of directors is authorized to issue options or other rights to acquire up to 2,000,000 shares of our common stock. The shares of common stock underlying awards granted under the 2005 Equity Compensation Plan include options to acquire 1,600,000 shares of common stock at an exercise price of $0.80 per share, granted on November 10, 2005 and options to acquire 340,000 shares of common stock at an exercise price of $2.62 per share, granted on December 15, 2005. The compensation committee will determine the period of time during which an option may be exercised, except that no option may be exercised more than ten years after the date of grant.

On February 2, 2006, we closed our third private offering. We issued warrants to purchase up to 381,250 shares of common stock, exercisable through February 2, 2011, at $0.625 per half share. Such issuances are not reflected in the table above as they took place after December 31, 2005.

DIVIDEND POLICY

We have never declared or paid dividends on the shares of common stock and we intend to retain future earnings, if any, to support the development of the business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the attached financial statements and notes thereto. Except for the historical information contained herein, the matters discussed below are forward-looking statements that involve certain risks and uncertainties, including, among others, the risks and uncertainties discussed below.

Overview

Gran Tierra is an independent international energy company involved in oil and natural gas exploration and exploitation. We plan to continually increase our oil and natural gas reserves through a balanced strategy of exploration drilling, development and acquisitions in South America. Initial countries of interest are Argentina, Colombia and Peru.

Gran Tierra took its current form on November 10, 2005 when the former Gran Tierra Energy Inc, a privately held corporation in Alberta (“Gran Tierra Canada”), was acquired by an indirect subsidiary of Goldstrike Inc, a Nevada corporation, which was publicly traded on the NASD Over-the-Counter Bulletin Board. Goldstrike adopted the assets, management, business operations, business plan and name of Gran Tierra Canada. The predecessor company in the transaction is the former Gran Tierra Canada; the financials of the former Goldstrike were eliminated at consolidation. This transaction is accounted for as a reverse takeover of Goldstrike Inc. by Gran Tierra Canada.

We currently hold a non-operating (14%) interest in joint ventures involving several producing fields in the Noroeste basin of Argentina (Palmar Largo), as well as a 50% interest in two minor properties, one producing natural gas and associated liquids from a single well (Nacatimbay) and one non-producing property (Ipaguazu). The oil we produce in Argentina is light oil without high quantities of impurities. The gas we produce contains a small amount of CO2, but not enough to impact production or selling price. We acquired these interests on September 1, 2005. Before the acquisition, we had no oil and gas interests or properties. The acquisition was funded through a series of private placements, initially advanced to Gran Tierra Canada as a loan from the former Goldstrike.

Our ability to continue as a going concern is dependent upon obtaining the necessary financing to acquire oil and natural gas interests and generate profitable operations from our oil and natural gas interests in the future. Our financial statements as at and for the period ended December 31, 2005 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We incurred a net loss of $2.2 million for the period ended December 31, 2005, negative cash flows from operations of $1.9 million, and, as at December 31, 2005, had an accumulated deficit of $2.2 million. We expect to incur substantial expenditures to further our capital investment programs and our cash flow from operating activities may not be sufficient to satisfy our current obligations and meet our capital investment objectives.

To address our ability to continue as a going concern, we intend to raise additional capital through the sale and issuance of common shares. We also plan to expand our portfolio of production, development, step-out and exploration opportunities using additional capital raised and cash provided by future operating activities.

Net loss for 2005 was $2,219,680, equivalent to a loss of $0.16 per share. These calculations are based on basic weighted average shares outstanding of 13,538,149. Gross revenue, representing four months of oil and gas operations, totaled $1,244,589 and was negatively impacted by extraordinary weather conditions in Northern Argentina, which reduced deliveries in November and December. Royalties for the year totaled $185,292 and net revenues were $1,059,297. Expenses totaled $3,308,205, reflecting costs relating to the November 10, 2005 share exchange, four months of operating costs, and twelve months of general and administrative expenses. Cash used by operations was $1,876,638. Capital expenditures totaled $8,775,327 and included the initial acquisition costs for the Argentina assets and costs associated with drilling activities. Financing activities contributed $13,206,116 to Gran Tierra.

Plan of Operations

During 2006, we plan to participate in our current joint venture activities and no drilling is planned for the year. A total of three well workovers is planned at Palmar Largo, to be funded from internal cashflow. We will be conducting a review of production enhancement and exploration opportunities at Nacatimbay and Ipaguazu. In addition to current projects, we will pursue new ventures that may add production, development and exploration opportunities in South America, in areas of current activity and in new regions/countries. There is no assurance additional opportunities will be available, or if we participate in additional opportunities that those opportunities will be successful.

Based on projected production, prices and costs, we believe that our current cash position and cash flow from operations is sufficient to sustain current activity through 2006. New business opportunities will require equity and/or debt financing for acquisitions and/or future work programs.

We have not entered into any commodity derivative arrangements or hedging transactions. Although we have no current plans to do so, we may enter in to some swap and/or hedging arrangements in conjunction with future financings. We have no off-balance sheet arrangements.

Results of Operations for 2005

Revenues

Production after royalties of 12% for the year averaged approximately 298 barrels of liquids per day; 293 barrels per day of oil from Palmar Largo and 5 barrels per day of condensate from Nacatimbay. Oil sales at Palmar Largo were reduced to an average of 206 barrels per day due to severe weather conditions in Northern Argentina, as extreme rainfall and poor road conditions curtailed tanker truck traffic through November and December. Oil inventory increased to 13,948 barrels by December 31, 2005 as a result. Natural gas sales at Nacatimbay averaged 494 thousand cubic feet per day, after 12% royalty.

Since the date of acquisition, September 1, 2005, gross revenue for 2005 was $1,115,954 at Palmar Largo and $128,635 at Nacatimbay, totaling $1,244,589 for the year. Average sales price for Palmar Largo oil was $37.80 per barrel. Average sales prices at Nacatimbay were $37.58 per barrel of condensate and $1.50 per thousand cubic feet of natural gas. Oil and natural gas prices are effectively regulated in Argentina.

Net revenue for the year was $1,059,297, reflecting an average royalty rate of 12% of production revenue minus transportation and storage costs.

Operating Expenses

Operating expenses totaled $395,287 for the year, representing four months of operations in Argentina. This equates to an average operating cost of $8.90 per barrel of oil equivalent (natural gas conversion 20 to 1).

Depreciation, depletion and amortization for the period was $462,119. The majority of this cost represents the depletion of the acquisition cost for the Argentina properties.

Remaining operating expenses for the year were general and administrative in nature, totaling $2,482,070. Of this amount, legal costs, accounting expenses and consulting costs were $1,482,824. The majority of these costs were associated with the share exchange on November 10, 2005 and related activities. Salaries and benefits were $594,585 and travel costs were $168,134. Office, insurance and other expenses totaled $236,527.

Foreign exchange gain was $31,271 for the period.

Net Income (Loss) Available to Common Shares

Net loss for 2005 was $2,219,680, equivalent to a loss of $0.16/share. These results reflect four months of operating activity, twelve months of business activity and significant costs relating to the November 10, 2005 share exchange.

Liquidity and Capital Resources

Liquidity

Gross capital expenditures in 2005 were $8,775,327, predominantly for the acquisition cost of the Argentina properties. The purchase price for the Argentina acquisition was $7,032,714 plus post-closing adjustments of $708,955. The majority of remaining capital expenditures relates to Gran Tierra’s share of the cost of drilling one well at Palmar Largo.

During 2005, we funded the majority of our capital expenditures from funds received through three private placements of equity in Gran Tierra. Total equity from common shares was $13,206,116. A total of 14,285,106 units consisting of one common share at $0.80 per share plus one warrant to purchase one half share at $0.625 per half share were issued during 2005 through private placements for gross proceeds of $11,428,084. The funds were used to acquire the Argentina properties and to provide working capital for the company. Our cash balance at year-end was $2,221,456 and net working capital was $2,656,504.

At December 31, 2005 we had cash and cash equivalents of $2,221,456. Our working capital was $2,656,504. We completed several private placements in 2005, that resulted in financing activities providing $13,206,116. Operating activities used $1,876,638 during 2005, and investing activities used $9,108,022. Cash used in investing activities was primarily for acquisition of our properties in Argentina. We have $400,427 in restricted cash that will become available to us in October 2006, that is currently being held in escrow to support ongoing costs in the Palmar Largo joint venture. The restricted cash is being held in escrow with our partners in the Palmar Largo joint venture, in order to secure future cash calls relating to the joint venture. The escrow account is scheduled to be terminated in October, 2006 and the cash balance is to be released to us at that time. Although the escrow may be terminated, we will still be subject to additional cash calls relating to the joint venture and the term of the escrow Account may be extended if we become delinquent in payment of cash calls prior to the termination of the account in October. If we fail to make the cash calls required in connection with the joint venture, we will be subject to certain penalties and eventually would be required to forfeit our interest in the joint venture if cash calls are not made.

Cash used by operating activities of $1,876,638 for 2005 was funded primarily through financing activities, namely the sale of equity securities noted above. The primary reasons for our operating deficit were large expenses related to our financings and share exchange with Goldstrike Inc., and having revenues from operations for only four months of the year (from September 1).

Current operations for 2006 are expected to be funded with existing cash balances and cash flows from production. At December 31, 2005, our cash balance was approximately $2.2 million dollars. The current cash on hand is expected to last until the end of 2006. Net revenues are expected to total $3.5 million for 2006. Expenditures for the year are expected to total $5.7 million, including capital and other operating expenditures of approximately $2.9 million and general and administrative expenses of approximately $2.8 million dollars, including both Calgary and Argentina operations.

With our existing properties and based on projected production, prices and costs, we expect current cash balances and cash flow from operations to satisfy cash demands through the end of 2006. If we are successful in new business development activites, we may require equity and/or debt financing to fund acquisitions as well as associated capital programs. We have office lease commitments in Calgary and Argentina of approximately $6,824 and $2,000 per month respectively.

Our current liabilities consist of cash calls payable to partners, which are paid on a weekly basis and general operating costs. We currently do not carry any debt facilities with banks or other financial institutions.

Future growth and acquisitions will depend on our ability to raise additional funds through equity and/or debt markets. We are currently involved in financing initiatives that would support recent acquisition initiatives, which will also bring additional production and cashflow into Gran Tierra. Our initiatives to raise debt or equity financing to fund capital expenditures or other acquisition and development opportunities may be affected by the market value of our common stock. If the price of our common stock declines, our ability to utilize our stock either directly or indirectly through convertible instruments for raising capital could be negatively affected. Also, raising funds by issuing stock or other equity securities would further dilute our existing stockholders, and this dilution would be exacerbated by a decline in stock price. Any securities we issue may have rights, preferences and privileges that are senior to our existing equity securities. Borrowing money may also involve pledging some or all of our assets.

Off-Balance Sheet Arrangements

For the fiscal year ended December 31, 2005, we did not have any off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B, promulgated by the SEC.

Critical Accounting Estimates

Use of Estimates

The preparation of financial statements under generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Oil and Gas Accounting-Reserves Determination

The process of estimating reserves is complex. It requires significant judgments and decisions based on available geological, geo-physical, engineering and economic data.

To estimate the economically recoverable oil and natural gas reserves and related future net cash flows, we incorporate many factors and assumptions including:

▪	expected reservoir characteristics based on geological, geophysical and engineering assessments;

▪	future production rates based on historical performance and expected future operating and investment activities;

▪	quality differentials;

▪	assumed effects of regulation by governmental agencies; and

▪	future development and operating costs.

We believe these factors and assumptions are reasonable based on the information available to us at the time we prepare our estimates. However, these estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change.

Management is responsible for estimating the quantities of proved oil and natural gas reserves and for preparing related disclosures. Estimates and related disclosures are prepared in accordance with SEC requirements and generally accepted industry practices in the US as promulgated by the Society of Petroleum Engineers.

Reserve estimates, including the standardized measure of discounted future net cash flow and changes therein, are prepared at least annually by independent qualified reserves consultants.

The board of directors oversees the annual review of our oil and gas reserves and related disclosures. The board meets with management periodically to review the reserves process, results and related disclosures and appoints and meets with the independent reserves consultants to review the scope of their work, whether they have had access to sufficient information, the nature and satisfactory resolution of any material differences of opinion, and in the case of the independent reserves consultants, their independence.

Reserve estimates are critical to many of our accounting estimates, including:

▪	Determining whether or not an exploratory well has found economically producible reserves.

▪
Calculating our unit-of-production depletion rates. Both proved and proved developed reserves estimates are used to determine rates that are applied to each unit-of-production in calculating our depletion expense. Proved reserves are used where a property is acquired and proved developed reserves are used where a property is drilled and developed.

▪
Assessing, when necessary, our oil and gas assets for impairment. Estimated future cash flows are determined using proved reserves. The critical estimates used to assess impairment, including the impact of changes in reserves estimates, are discussed below.

Oil and Gas Accounting-Impairment

We evaluate our oil and gas properties for impairment on a quarterly basis. We assess estimated discounted future cash flows to determine if properties are impaired on a cost center basis. If the 10% discounted future cash flows for a cost center are less than the carrying amount, the cost center is impaired and written down to its fair value.

We assessed our oil and gas properties for impairment at the end of 2005 and found no impairments were required based on our assumptions.

Cash flow estimates for our impairment assessments require assumptions about reserves.

It is difficult to determine and assess the impact of a decrease in our proved reserves on our impairment tests. The relationship between the reserves estimate and the estimated discounted cash flows is complex because of the necessary assumptions that need to be made regarding future production rates, future prices and future costs. Under full cost accounting, a ceiling test is performed to ensure that unamortized capitalized costs in each cost center do not exceed their fair value. An impairment loss is recognized in net earnings when the carrying amount of a cost center is not recoverable and the carrying amount of the cost center exceeds its fair value. A cost center is defined as a country. Capitalized costs, less accumulated depreciation (carrying value) are limited to the sum of: the present value of estimated future net revenues from proved oil and gas reserves, less future development costs and taxes using a discount factor of 10%; plus the cost of properties not being amortized; plus the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less income tax effects related to the differences between the book and tax basis of the properties. If unamortized capital costs within a cost center exceed the cost center ceiling, the excess shall be charged to expense and separately disclosed during the period in which the excess occurs. As a result, we are unable to provide a reasonable sensitivity analysis of the impact that a reserves estimate decrease would have on our assessment of impairment.

Asset Retirement Obligations

We are required to remove or remedy the effect of our activities on the environment at our present and former operating sites by dismantling and removing production facilities and remediating any damage caused. Estimating our future asset retirement obligations requires us to make estimates and judgments with respect to activities that will occur many years into the future. In addition, the ultimate financial impact of environmental laws and regulations is not always clearly known and cannot be reasonably estimated as standards evolve in the countries in which we operate.

We record asset retirement obligations in our consolidated financial statements by discounting the present value of the estimated retirement obligations associated with our oil and gas wells and facilities. In arriving at amounts recorded, numerous assumptions and judgments are made with respect to ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement and expected changes in legal, regulatory, environmental and political environments. The asset retirement obligations we have recorded result in an increase to the carrying cost of our property, plant and equipment. The obligations are accreted with the passage of time. A change in any one of our assumptions could impact our asset retirement obligations, our property, plant and equipment and our net income.

It is difficult to determine the impact of a change in any one of our assumptions. As a result, we are unable to provide a reasonable sensitivity analysis of the impact a change in our assumptions would have on our financial results. We are confident, however, that our assumptions are reasonable.

Deferred Income Taxes

We follow the liability method of accounting for income taxes whereby future income tax assets and liabilities are recognized based on temporary differences in reported amounts for financial statement and tax purposes. We carry on business in several countries and as a result, we are subject to income taxes in numerous jurisdictions. The determination of our income tax provision is inherently complex and we are required to interpret continually changing regulations and make certain judgments. While income tax filings are subject to audits and reassessments, we believe we have made adequate provision for all income tax obligations. However, changes in facts and circumstances as a result of income tax audits, reassessments, jurisprudence and any new legislation may result in an increase or decrease in our provision for income taxes.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement 151, Inventory Costs. This statement amends Accounting Research Bulletin (“ARB”) 43 to clarify that:

▪	abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current-period charges; and

▪	the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities is required.

The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of this statement will have any material impact on our results of operations or financial position.

In December 2004, the FASB issued Statement 153, Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Bulletin (“APB”) Opinion 29, Accounting for Nonmonetary Transactions. This amendment eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under Statement 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance test and fair value is determinable, the transaction must be accounted for at fair value resulting in the recognition of any gain or loss. This statement is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. We do not expect the adoption of this statement will have any material impact on our results of operations or financial position.

In March 2005, the FASB issued Financial Interpretation 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this statement has not had a material impact on our results of operations or financial position.

In June 2005, the FASB issued Statement 154, Accounting Changes and Error Corrections, which replaces APB Opinion 20 and FASB Statement 3. Statement 154 changes the requirements for the accounting and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the new accounting principle in net income of the period of the change. In the absence of explicit transition provisions provided for in new or existing accounting pronouncements, Statement 154 now requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impracticable to do so. The Statement is effective for fiscal years beginning after December 15, 2005. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In September 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This issue addresses the question of when it is appropriate to measure purchase and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. The consensus should be applied to new arrangements entered into and modifications or renewals of existing agreements, beginning with the second quarter of 2006. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

BUSINESS

On November 10, 2005, the Closing Date, Goldstrike, Inc., the previous public reporting entity, Gran Tierra Canada and the holders of Gran Tierra Canada’s capital stock entered into a share purchase agreement, and Goldstrike and Goldstrike Exchange Co. entered into an assignment agreement. In these two transactions, the holders of Gran Tierra Canada’s capital stock acquired shares of either Goldstrike common stock or exchangeable shares of Goldstrike Exchange Co., and Goldstrike Exchange Co. acquired substantially all of Gran Tierra Canada’s capital stock. Additionally, Goldstrike changed its name to Gran Tierra Energy Inc. with the management and business operations of Gran Tierra Canada, but remains incorporated in the State of Nevada. Following this transaction, Goldstrike Exchange Co. acquired the remaining shares of Gran Tierra Canada outstanding after the initial share exchange for shares of common stock of Gran Tierra Energy Inc. using the same exchange ratio as used in the initial exchange, and Gran Tierra Canada became a wholly-owned subsidiary of Gran Tierra Energy Inc.

In the above-described transactions between Goldstrike and the holders of Gran Tierra Canada common stock, Gran Tierra Canada shareholders were permitted to elect to receive, for each share of Gran Tierra Canada’s common stock: (1) 1.5873016 exchangeable shares of Goldstrike Exchange Co. (and ancillary rights), or (2) 1.5873016 shares of common stock of Goldstrike, or (3) a combination of Goldstrike Exchange Co. exchangeable shares and Goldstrike common stock. All of Gran Tierra Canada’s shares were, through a series of exchanges, exchanged for shares of Goldstrike and/or exchangeable shares of Goldstrike Exchange Co. Each exchangeable share of Goldstrike Exchange Co. is exchangeable into one share of our common stock.

The share exchange between the former shareholders of Gran Tierra Canada and the former Goldstrike is treated as a recapitalization of Gran Tierra for financial accounting purposes. Accordingly, the historical financial statements of Goldstrike before the share purchase and assignment transactions will be replaced with the historical financial statements of Gran Tierra Canada before the share exchange in all future filings with the SEC.

Company Overview

Following the above-described transactions, our operations and management are substantially the operations and management of Gran Tierra Canada prior to the transactions. We are in the early stages of growth of our operations. The former Gran Tierra Canada was formed by an experienced management team in early 2005, which collectively has over 100 years of hands-on experience in oil and natural gas exploration and production in most of the world’s principal petroleum producing regions. Our objective is to acquire and exploit international opportunities in oil and natural gas exploration, development and production, focusing on South America. We made our initial acquisition of oil and gas producing and non-producing properties in Argentina in September 2005 for a total purchase price of approximately $7 million.

Industry Introduction

The international oil and gas industry is extremely diverse and offers distinct opportunities for companies in different countries. The fundamentals of the industry, however, are common:

▪
Oil and gas reserves tend to be distributed in a pyramid pattern. The distribution of oil and gas reserves is generally depicted as a “pyramid” with the greatest number of fields being smaller fields and with very few large fields. Because of their size, the large fields are more easily located - most have already been discovered and tend to be, though are not always, the most economical to produce.

▪
Oil and gas companies tend to be distributed in a pyramid pattern. Oil and gas companies tend to be distributed in a pattern that is similar to that of oil and gas reserves. There are many small companies and few very large companies. Large companies tend to operate at the top of the resource pyramid, where rewards are larger but fewer. Smaller companies tend to operate at the base of the resource pyramid, where rewards are smaller but plentiful. Furthermore, large companies tend to divest smaller, non-core assets as they grow, and tend to acquire smaller companies that have reached a critical mass, perpetuating a cycle of growth.

▪
In a mature producing area with a mature industry, the entirety of the resource pyramid is being explored and developed by both small and large oil and gas companies. Maturity is typically a function of time and market forces. Government policy can have an important role, encouraging or discouraging the full potential of the resource base and industry.

▪
By its nature, finding and producing oil and gas is a risky business. Oil and gas deposits may be located miles below the earth’s surface. There is no guarantee, despite the sophistication of modern exploration techniques, that oil or gas will be present in a particular location without drilling. Additionally, there is no guarantee that a discovery will be commercially viable without follow up drilling, nor can there be any guarantee that such follow up drilling will be successful. There is also no guarantee that reserves once established will produce at expected rates. Furthermore, adverse political events and changing laws/regulations can threaten the economic viability of oil and gas activity, the safety and security of workers, or the reputation of a company that conducts business outside of more stable countries. The effective management of risk is integral to the oil and gas industry.

▪
The oil and gas industry is capital intensive. Investment decisions are based on long time horizons - the typical oil and gas project has a life of greater than 20 years. Economics and value are based on a long-term perspective.

▪
The production profile for a substantial majority of oil and gas reservoirs is a declining trend. Production from an oil or gas field with a fixed number of wells declines over time. That decline rate varies depending on the reservoir and well/development characteristics but in general, steepest declines are earlier in the production life of the field. Typically, production falls to a point where revenues are insufficient to cover operating costs (the project reaches its economic limit) and the field is abandoned.

▪
Production levels in a field can be maintained by more intensive drilling and/or enhancement of existing wells and such efforts are usually made to offset the natural decline in production. A low price environment, budgetary constraints or lack of imagination can prevent companies from taking appropriate action to offset a natural decline in production, however, this can present a significant opportunity for new operators in a high price environment. While production levels may be maintained for a period of time by more intensive drilling, such efforts can only be maintained for short periods of time and may not be effective. Moreover, such efforts may also be economically unfeasible and may be impermissible under rules and regulations applying to the field.

New Opportunities for Smaller Companies

Several forces are at work in today’s energy industry which provide a significant opportunity for smaller companies, like Gran Tierra. The greatest opportunity is in countries where resource opportunities have been undervalued or overlooked or have been considered immaterial or uneconomic by larger companies, and/or where governments are moving to realize the potential at the base of the resource pyramid by attracting smaller companies.

Company Business Plan

Our plan is to build an international oil and gas company, sensibly and aggressively, by positioning in countries where a smaller company can proliferate. Our initial focus is South America, specifically Argentina, Colombia and Peru.

Gran Tierra is applying a two-pronged approach to growth, establishing a base of production, development and exploration assets by selective acquisitions and achieving future growth through drilling. We intend to duplicate this business model across countries in South America and across regions within these countries, continually.

A key to our business plan is positioning - being in the right place at the right time with the right resources. The fundamentals of this strategy are described in more detail below:

▪	Position in countries that are welcoming to foreign investment, that provide attractive fiscal terms and/or offer opportunities that have been previously ignored or undervalued;

The pace of oil and gas exploration and development in countries around the world is dictated by geology and market forces and the intermediary impact of government policy and regulation. These factors have combined today to create opportunities in South America. The initial countries of interest to Gran Tierra are Argentina - where activity has historically been dominated by the national oil company; Colombia - which has restructured its energy policies to appeal to smaller foreign companies; and Peru - which is entering a new phase of exploration activity.

▪	Engage qualified, experienced and motivated professionals;

Gran Tierra’s management consists of three senior international oil and gas professionals most recently with EnCana Corporation of Canada and a fourth member most recently with Pluspetrol in South America. The management team represents over 100 years of broad and progressive international experience, in South America and across the globe. International experience provides an awareness of the fundamentals of opportunity and risk, of problems and resolutions, of what can or cannot be done by when, and what resources are needed to get the job done. It also brings with it a network of professional relationships that can be drawn upon to bring new business to Gran Tierra.

The qualifications of our board of directors complement the international experience of the management team, providing an entrepreneurial, financial and market perspective of the business of Gran Tierra by a group of individuals with successful track records overseeing the strategic growth of development stage public and private companies. In addition, the board is responsible for overseeing our financial reporting and corporate governance policies and reviewing management’s compensation.

As of February 28, 2006, we had twelve full-time employees, six in Calgary and six in Buenos Aires. All employees had previously worked with members of our management team; six employees were formerly with EnCana Corporation. Qualified geophysicists, geologists and engineers are in short supply in today’s market; our management has demonstrated the ability to attract qualified professionals.

Our success equally depends on a strong support network in the legal, accounting and finance disciplines, both at a corporate level and a local level. Gran Tierra’s aggressive business plan means a succession of acquisition and operating agreements in addition and concurrent financings, all requiring significant outside support. We have quickly transitioned from a private company with no employees in January 2005, through an initial acquisition in September, a share exchange and trading in the US market in November 2005 and subsequent transactions, and we intend to maintain this pace. Our accomplishments to date are an indication of the capabilities of our support network.

▪	Establish an effective local presence;

Our management believes that establishing an effective local presence is essential for success - one that is familiar with the local operating environment, with the local oil and gas industry and with local companies and governments in order to establish and expand business in the country. We have established our office in Buenos Aires and have engaged qualified and respected local management and professionals. We intend to establish offices in all countries where we operate. We expect our presence in Buenos Aires will bring new and increasing opportunities to Gran Tierra.

▪	Create alliances with companies that are active in areas and countries of interest, and consolidate initial land/property positions;

Our initial acquisitions in Argentina and our subsequent presence in Buenos Aires have brought us to the attention of other companies in the country, including partners, former employers and associates. We hope to build on these business relationships to bring other opportunities to Gran Tierra, and we expect to continue to build new relationships in the future. Such cooperation effectively multiplies our business development initiatives and develops synergies within the local industry.

▪	Build a balanced portfolio of production, development, step-out and more speculative exploration opportunities;

Our initial acquisition in Argentina provided a base of production to provide immediate cashflow and upside drilling potential. We are now focusing on expansion opportunities in Argentina and entry opportunities in Colombia and Peru, which are expected to include both low and higher risk projects, with working interests that achieve an optimal balance of risk and reward.

The most effective risk mitigation in international oil and gas is diversification, and the highest chance of success results from a diverse portfolio of independent opportunities. We are moving purposefully in the regard.

▪	Assess and close opportunities expeditiously;

We assess many oil and gas opportunities before we move to advance one; it is necessary to assess the technical, economic and strategic merits quickly in order to focus our efforts. This approach to business often provides a competitive advantage. During 2005, we evaluated more than 70 potential acquisition opportunities.

▪	Do business in familiar countries with familiar people and familiar assets.

Our business model is a bringing together of peoples’ knowledge and relationships into a single entity with a single purpose. We cannot compete with the international oil and gas industry on an open tender basis. Assets and opportunities that are offered globally will receive a premium price and chance of success for any one bidder is low. Our approach is based on niche opportunities for buyer and seller, where the combination of our strategic relationships, established technical know-how and access to capital provide a compelling opportunity to act opportunistically.

Proprietary Deal Flow

Our access to opportunities stems from a combination of experience and industry relationships of the management team and board of directors, both within and outside of South America. Deal flow is critical to growing a portfolio efficiently and effectively, to capitalize on Gran Tierra’s capabilities today, and into the future as we grow in scale and our needs evolve.

Company Financial Fundamentals

A brief discussion of our financial fundamentals is provided below. Potential investors are encouraged to read the following information in conjunction with all of the other information provided in this prospectus.

Our financial results present the former Gran Tierra Canada as the predecessor company in the share exchange with Goldstrike on November 10, 2005. The financial performance of the former Goldstrike was eliminated at consolidation. Gran Tierra financials therefore present the activities of the former Gran Tierra Canada before the share exchange, including the initial Argentina acquisition on September 1, 2005.

Financial results for 2005 are defined by three principal events: the Argentina acquisitions on September 1, 2005, a series of private placements of common stock of Gran Tierra associated with the acquisitions, and the share exchange between the former holders of common shares of Goldstrike Inc. and Gran Tierra Energy Inc. on November 10, 2005.

The Argentina Acquisitions

We acquired participating interests in three joint ventures on September 1, 2005. We made a formal offer to purchase the Argentina assets of Dong Won S.A (Argentinean branch of the Korean company) on May 30, 2005, that was accepted on June 22, 2005. The total acquisition cost was approximately $7 million. Our initial offer covered interests in five properties; preferential acquisition rights were exercised on two properties but the major property of interest to Gran Tierra and two minor properties became available to us. All properties are located in the Noroeste Basin region of Northern Argentina.

▪	Palmar Largo Joint Venture - Gran Tierra participation 14%, Pluspetrol (Operator) 38.15%, Repsol YPF 30%, Compañia General de Combustibles (“CGC”) 17.85%.
▪	Nacatimbay Concession - Gran Tierra participation 50%, CGC (Operator) 50%.
▪	Ipaguazu Concession - Gran Tierra participation 50%, CGC (Operator) 50%.

Palmar Largo is the principal property, producing approximately 293 barrels per day of oil net to Gran Tierra (after 12% royalties). Acquisition cost for Palmar Largo was $6,969,659 and translated to a cost of $9.89 per barrel of proved reserves based on an estimate of remaining proven reserves of 705,000 (net before royalties) at June 1, 2005. This equates to $11.24 per barrel on reserves of 620,400 after 12% royalties. Minor volumes of natural gas and associated liquids are produced from a single well at Nacatimbay; the Ipaguazu property is non-producing. Total acquisition cost for these two properties was $63,055.

Financing

The initial seed round of financing for the former Gran Tierra Energy (the Canadian company) occurred in April and June 2005, raising approximately $1.9 million to fund our initial activities. Gran Tierra had no oil and gas revenue until September 1, 2005. We made a series of private placements of common shares beginning on August 31, 2005 to fund the Argentina acquisitions and to provide general working capital. A total of approximately $11.4 million was initially raised during 2005 from the issuance of approximately 14.3 million units consisting of one share of Gran Tierra at $0.80 per share plus one warrant to purchase one-half share at $0.625 per half-share. At December 31, 2005, our outstanding cash balance was approximately $2.2 million.

The Share Exchange

The share exchange between Goldstrike Inc. and the shareholders of the former Gran Tierra Energy Inc. (the Canadian corporation) occurred on November 10, 2005, bringing the assets, management, business operations and business plan of the former Gran Tierra into the framework of the company formerly known as Goldstrike Inc., a publicly traded company.

Prior Goldstrike Business

In connection with our recent share exchange between Goldstrike inc. and the shareholders of the former Gran Tierra Energy Inc. (the Canadian corporation), Goldstrike transferred to Dr. Yenyou Zheng all of the capital stock of Goldstrike’s wholly-owned subsidiary, Leasco. Leasco was organized to hold mineral assets located in the Province of British Columbia. Those assets consist primarily of 32 mineral claims covering approximately 700 hectares. As a result of the transfer, this line of business is owned by Dr. Yenyou Zheng, through his ownership of Leasco, and we will not pursue any of those mineral claims.

Markets and Competition

We market our own share of production in Argentina. Production from Palmar Largo is a high quality oil and is transported by pipeline and truck to a nearby refinery. Prices are defined by a multi-year contract. Minor volumes of natural gas and liquids from Nacatimbay are also sold locally. All sales are denominated in pesos but refer to reference or base prices in US dollars.

Argentina has one of the largest integrated gas transmission systems in South America, with a relatively mature gas market. The first Argentine gas exports began in January 1997, and increased steadily through the rest of the 1990’s with the implementation of several other export pipelines. Domestic gas sales contracts were converted to pesos in January 2002 and had a significant effect on the economics of gas based assets. At the time, on many gas fields, operational expenditure exceeded revenues. As a result, investment on gas assets was cut drastically during 2002, and this trend continued in 2003. In 2004, Argentina suffered a deficit in domestic gas production, brought on by a combination of high demand and the limited level of investment in the country's gas assets and infrastructure in the post-crisis years. As a result of regulated gas price increases implemented by the Argentine government in 2004, gas development activity picked up during the year. Sales are expected to continue to increase gradually over the next few years. On March 25, 2004, the Argentine government introduced Resolution 265 that decreed gas exports must be restricted to give preference to domestic demand. The move was in response to a deficit in domestic gas production (brought on by an increase in demand). All of our gas is sold in the domestic Argentina market. We sell 50% directly to Refinor, an Argentine refinery, and 50% to Energy Consulting S.A., a local gas marketing company.

The oil and gas industry is highly competitive. We face competition from both local and international companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources that exceed those of Gran Tierra, and we believe that such companies have a competitive advantage in these areas.

Regulation

The oil and gas industry in Argentina (and in South America) is heavily regulated. Rights and obligations with regard to exploration and production activities are explicit for each project; economics are governed by a royalty/tax regime. Various government approvals are required for property acquisitions and transfers, including, but not limited to, meeting financial and technical qualification criteria in order to be a certified as an oil and gas company in the country. Oil and gas concessions are typically granted for fixed terms with opportunity for extension. Concession rights for our principal property - Palmar Largo - extend to the year 2017 and may be extended an additional ten years. The Nacatimbay concession currently expires in 2022 and the Ipaguazu concession in 2016; each is extendible for ten years.

Oil and gas prices are effectively controlled and are established by decree or according to specified formulae. A tax on oil exports sets an effective cap on prices within the country; gas prices are set by statute and reflected in contract terms.

The pace of bureaucracy in Argentina tends to be slow in comparison to North American standards and legal structures are less mature, but the overall business environment is supportive of foreign investment and we believe is continuing to improve. Changes in regulations or shifts in political attitudes are beyond our control and may adversely impact our business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes and environmental legislation.

Future Activity

We plan to continue assessing production and exploration opportunities that can provide a base for growth. We are currently assessing opportunities in Argentina, Colombia and elsewhere in South America which, if consummated, could substantially increase reserves and production.

Environmental Compliance

Our activities are subject to existing laws and regulations governing environmental quality and pollution control, in Canada and in the foreign countries where we maintain operations. Our activities with respect to exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing gas and other products, are subject to stringent environmental regulation by provincial and federal authorities in Argentina. Costs related to environmental compliance totalled $6,559 in 2005. Risks are inherent in oil and gas exploration and production operations, and we can give no assurance that significant costs and liabilities will not be incurred in connection with environmental compliance issues.  We cannot predict what effect future regulation or legislation, enforcement policies issued, and claims for damages to property, employees, other persons and the environment resulting from our operations could have.

Employees

At February 28, 2006, we had twelve full-time employees - six located in the Calgary corporate office and six in Buenos Aires. None of our employees are represented by labor unions, and we consider our employee relations to be good.

Corporate Information

Goldstrike Inc., now known as Gran Tierra Energy Inc., was incorporated under the laws of the State of Nevada on June 6, 2003.  Our principal executive offices are located at 300, 611-10th Avenue S.W., Calgary, Alberta, Canada.  The telephone number at our principal executive office is (403) 265-3221.

Additional Information

We are required to comply with the informational requirements of the Exchange Act, and accordingly, we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

Description of Property

Offices

We currently lease office space in Calgary, Alberta and in Buenos Aires, Argentina, and maintain temporary office space in Quito, Ecuador. The Calgary lease covers a term of five years (beginning February, 2006), with monthly lease payments of $6,824. Our Buenos Aires lease is for two years beginning March, 2006, with monthly lease payments of $2,000 and our Quito lease is on a month-to-month basis. The condition of properties is excellent.

Oil and Gas Properties

Palmar Largo

The Palmar Largo joint venture encompasses several producing oil fields in the Noroeste Basin of Argentina. Approximately 39 million barrels of oil (gross before royalties) have been recovered from the area since 1984. A total of 16 (gross) wells are currently producing. Gran Tierra’s share of remaining proved reserves at December 31, 2005 is 580,976 barrels (net after 12% royalties) according to an independent reserve assessment.

Our share of production at Palmar Largo averaged 293 barrels per day (net after 12% royalties) over the September 1 to December 31, 2005 period. Sales for the period were significantly less than production and inventories increased as a result, as oil deliveries were disrupted in November and December due to heavy rainfall in the region, which made roads impassable for tanker trucks. Sales averaged 206 barrels per day and oil inventory reached approximately 14,000 barrels at year-end. The average sales price for Palmar Largo oil was $37.80 per barrel. The average operating cost was $10.11 per barrel of oil equivalent (on a net production basis).

The joint venture partners at Palmar Largo conducted a 3-D seismic survey over a portion of the area in 2003 and identified several exploration prospects and leads. One exploration well was drilled in late-2005 but did not indicate commercial quantities of oil. A portion of the drilling costs for this well was factored into the purchase price for Palmar Largo. A twin of an existing well was also recently drilled and completed. The Ramon Lista-1001 well commenced drilling in September 2005 and reached its target depth in late-December. Production from the well was initiated in early February 2006 at 299 barrels per day (gross after 12% royalty) or 42 barrels per day net to Gran Tierra (after 12% royalty). No additional wells are planned for 2006.

Our participation at Palmar Largo provides us with a reliable cashflow stream and a base for expansion in the region and in the country.

Nacatimbay

Production from the Nacatimbay oil, gas and condensate field began in 1996. A single well is currently producing. Natural gas is sold into the adjacent pipeline grid at regulated prices and liquids are sold locally. Over the September 1 to December 31, 2005 period, natural gas sales averaged 494 thousand cubic feet per day (net after 12% royalty). Total liquids production averaged 5 barrels per day for the period (net after 12% royalty). Average sales prices at Nacatimbay were $37.58 per barrel of condensate and $1.50 per thousand cubic feet of natural gas. The average operating cost was $10.11 per barrel of oil equivalent (on a net production basis, natural gas conversion 20 to 1). Reserves associated with current activities at Nacatimbay are limited according to an independent reserve assessment, with shut-in of the field expected to occur in 2006.

Gran Tierra will be assessing the production potential of the block in 2006, including opportunities to extend production from the existing well.

Ipaguazu

The Ipaguazu oil and gas field was discovered in 1981 and produced approximately 100 thousand barrels of oil and 400 million cubic feet of natural gas until 2003. No producing activities are carried out in the field at this time. The Ipaguazu block has not been fully appraised, leaving scope for both reactivation and exploration in the future.

Reserves Summary

Estimated Reserves (1) Net to Gran Tierra, After 12% Royalty, at December 31, 2005
	Oil (thousand barrels)	Natural Gas (million cubic feet)	Liquids (thousand barrels)

	Palmar Largo	Nacatimbay	Nacatimbay
Proved Developed	462	24.5	1.72
Proved Undeveloped	119	—	—
Total Proved	581	24.5	1.72

(1) Reserves certified by Gaffney, Cline and Associates, as of February 2006.

Gran Tierra had no reserves at December 31, 2004.

Proved reserves for Palmar Largo do not include the full impact of the Ramon Lista-1001 well, which commenced production in early-2006. Royalty is levied at 12% of gross production revenue less transport costs.

Our acquisition of Palmar Largo was based on an estimate of proved reserves at June 1, 2005 of 620,400 barrels net to Gran Tierra. Year-end proved reserves of 580,976 barrels plus June 1 through December 31 production of 63,360 thousand barrels translates to a proved reserves balance of 644,336 barrels at June 1, representing a variance of less than 4% for actual reserves versus estimated reserves at June 1, 2005.

Production Summary

Production Net to Gran Tierra, After 12% Royalty, September 1 - December 31, 2005
Oil (barrels per day)	Natural Gas (thousand cubic feet per day)	Liquids (barrels per day)

Palmar Largo	Nacatimbay	Nacatimbay
293	494	5

Gran Tierra had no production in 2004.

Productive Wells

Productive Wells Gran Tierra, December 31, 2005
(Number of wells)	Oil		Natural Gas		Total
	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
Palmar Largo	16	2.2	—	—	16	2.2
Nacatimbay	—	—	1	0.5	1	0.5
Ipaguazu	—	—	—	—	—	—
Total	16	2.2	1	0.5	17	2.7
(1)  Represents the total number of wells at each property.
(2)  Represents our interest in the total number of wells at each property.

Acreage

Acreage Gran Tierra, December 31, 2005
(Acres)	Developed		Undeveloped		Total
	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
Palmar Largo	301,700	42,238	—	—	301,700	42,238
Nacatimbay	36,600	18,300	—	—	36,600	18,300
Ipaguazu	43,200	21,600	—	—	43,200	21,600
Total	381,500	82,138	—	—	381,500	82,138
(1)  Represents the total acreage at each property.
(2)  Represents our interest in the total acreage at each property.

Drilling Activity

Drilling Activity Gran Tierra, 2005
(Number of wells)	Productive		Dry		Total
	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
Exploration	—	—	1	0.14	1	0.14
Development	1	0.14	—	—	1	0.14
Total	1	0.14	1	0.14	2	0.28
(1)  Represents the total number of wells at which there is drilling activity.
(2)  Represents our interest in the total number of wells at which there is drilling activity.

Present Activities

We are not currently engaged in any drilling activity or extraordinary work programs in our areas of operations.

Legal Proceedings.

From time to time we may become a party to litigation or other legal proceedings that are part of the ordinary course of our business, involving routine litigation that is incidental to our business. Currently, no legal claims or proceedings are pending against us (i) which claim damages in excess of 10% of our current assets, (ii) which involve bankruptcy, receivership or similar proceedings, (iii) which involve federal, state or local environmental laws, or (iv) which involve any of our directors, officers, affiliates, or stockholders as a party with a material interest adverse to us. To our knowledge, no proceeding against us is currently contemplated by any governmental authority.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is certain information regarding our directors, executive officers and key personnel.

Executive Officers and Directors

Name	Age	Position
Dana Coffield	47	President and Chief Executive Officer; Director
James Hart	51	Vice President, Finance and Chief Financial Officer; Director
Max Wei	55	Vice President, Operations
Rafael Orunesu	49	Vice President, Latin America
Jeffrey Scott	43	Chairman of the Board of Directors
Walter Dawson	65	Director
Verne Johnson	61	Director
Nadine C. Smith	48	Director

Our directors and officers hold office until the earlier of their death, resignation, or removal or until their successors have been qualified.

Dana Coffield, President, Chief Executive Officer and Director. Before joining Gran Tierra as President, Chief Executive Officer and a Director in May, 2005, Mr. Coffield led the Middle East Business Unit for EnCana Corporation, North America’s largest independent oil and gas company, from 2003 through 2005. His responsibilities included business development, exploration operations, commercial evaluations, government and partner relations, planning and budgeting, environment/health/safety, security and management of several overseas operating offices. From 1998 through 2003, he was New Ventures Manager for EnCana’s predecessor - AEC International - where he expanded activities into five new countries on three continents. Mr. Coffield was previously with ARCO International for ten years, where he participated in exploration and production operations in North Africa, SE Asia and Alaska. He began his career as a mud-logger in the Texas Gulf Coast and later as a Research Assistant with the Earth Sciences and Resources Institute where he conducted geoscience research in North Africa, the Middle East and Latin America. Mr. Coffield has participated in the discovery of over 130,000,000 barrels of oil equivalent reserves.

Mr. Coffield graduated from the University of South Carolina with an MSc and PhD in Geology, based on research conducted in the Oman Mountains in Arabia and Gulf of Suez in Egypt, respectively. He has a BSc in Geological Engineering from the Colorado School of Mines. Dana is a member of the AAPG, the GSA and the CSPG, and is a Fellow of the Explorers Club.

James Hart, Vice President, Finance, Chief Financial Officer and Director. Before joining Gran Tierra as Vice President Finance, Chief Financial Officer and a Director in May, 2005, Mr. Hart was an internal consultant with EnCana Corporation, from 2001 through April 2005, providing specialized business analyses, ideas and advice for international and corporate clients. Previously, from 1994 to 2001, he was Treasurer of Gulfstream Resources, an international oil and gas company active in Qatar, Oman and Madagascar (eventually acquired by Anadarko). Mr. Hart was responsible for financing initiatives and commercial assessments and served as spokesperson for the company. Mr. Hart’s prior experience includes a varied tenure at Nexen (formerly Canadian Occidental Petroleum) from 1984 to 1994, as Manager of the company’s worldwide Treasury activities and as Senior Advisor responsible for corporate acquisitions. He was primarily responsible for completing several international acquisitions totaling $220,000,000, and was actively involved in strategy initiatives of the company. He began his career with the Alberta Petroleum Marketing Commission, providing policy advice to the Provincial Government.

Mr. Hart graduated from the University of Manitoba with a Masters in Natural Resources Management (Economics specialization) and a BSc in Geology. He is a frequent instructor for the Canadian Petroleum Institute and EuroMaTech Seminars.

Max Wei, Vice President, Operations. Mr. Wei is a Petroleum Engineering graduate from University of Alberta and has twenty-five years of experience as a reservoir engineer and project manager for oil and gas exploration and production in Canada, the US, Qatar, Bahrain, Oman, Kuwait, Egypt, Yemen, Pakistan, Bangladesh, Russia, Netherlands, Philippines, Malaysia, Venezuela and Ecuador, among other countries. Mr. Wei began his career with Shell Canada and later with Imperial Oil, in Heavy Oil Operations. He moved to the US in 1986 to work with Bechtel Petroleum Operations at Naval Petroleum Reserves in Elk Hills, California and eventually joined Occidental Petroleum in Bakersfield. Mr. Wei returned to Canada in 2000 as Team Leader for Qatar and Bahrain operations with AEC International and its successor, EnCana Corporation, where he worked until 2004. He completed a project management position with Petronas in Malaysia in April, 2005, before joining Gran Tierra in May, 2005.

Mr. Wei is specialized in reservoir engineering, project management, production operations, field acquisition and development, and mentoring. He is a registered Professional Engineer in the State of California and a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta. Mr. Wei has a BSc in Petroleum Engineering from the University of Alberta and Certification in Petroleum Engineering from Southern Alberta Institute of Technology.

Rafael Orunesu, Vice President, Latin America. Mr. Orunesu joined Gran Tierra in March 2005 and brings a mix of operations management, project evaluation, production geology, reservoir and production engineering as well as leadership skills to Gran Tierra, with a South American focus. He was most recently Engineering Manager for Pluspetrol Peru, from 1997 through 2004, responsible for planning and development operations in the Peruvian North jungle. He participated in numerous evaluation and asset purchase and sale transactions covering Latin America and North Africa, incorporating 200,000,000 barrels of oil over a five-year period. Mr. Orunesu was previously with Pluspetrol Argentina from 1990 to 1996 where he managed the technical/economic evaluation of several oil fields. He began his career with YPF, initially as a geologist in the Austral Basin of Argentina and eventually as Chief of Exploitation Geology and Engineering for the Catriel Field in the Nuequén Basin, where he was responsible for drilling programs, workovers and secondary recovery projects.

Mr. Orunesu has a postgraduate degree in Reservoir Engineering and Exploitation Geology from Universidad Nacional de Buenos Aires and a degree in Geology from Universidad Nacional de la Plata, Argentina.

Jeffrey Scott, Chairman of the Board of Directors. Mr. Scott has served as Chairman of our board of directors since January 2005. Since 2001, Mr. Scott has served as President of Postell Energy Co. Ltd., a privately held oil and gas producing company. He has extensive oil and gas management experience, beginning as a production manager of Postell Energy Co. Ltd in 1985 advancing to President in 2001. Mr. Scott is also currently a Director of Saxon Energy Services, Inc., High Plains Energy, Inc. and Suroco Energy, Inc., all of which are publicly traded companies. Mr. Scott holds a Bachelor of Arts degree from the University of Calgary, and a Masters of Business Administration from California Coast University.

Walter Dawson, Director. Mr. Dawson has served as a director since January 2005. Mr. Dawson has been the Chairman, CEO and director of Saxon Energy Services, Inc., a publicly traded company, since 2001. Before his time at Saxon, Mr. Dawson served for 19 years as President, Chief Executive Officer and a director and founded what became known as Computalog Gearhart Ltd., which is now an operating division of Precision Drilling Corp. Computalog’s primary businesses are oil and gas logging, perforating, directional drilling and fishing tools. Mr. Dawson instituted a technology center at Computalog, located in Fort Worth, Texas, where electronics were designed to develop wellbore logging tools technologies which continue in use today. In 1993 Mr. Dawson founded what became known as Enserco Energy Services Company Inc., formerly Bonus Resource Services Corp. Enserco entered the well servicing businesses through the acquisition of 26 independent Canadian service rig operators. Mr. Dawson is currently the chairman of the board of directors of High Plains Energy, Inc. and a director of Suroco Energy, Inc. and Saxon Energy Services Inc., all of which are publicly traded companies.

Verne Johnson, Director. Mr. Johnson has served as a director since April 2005. Starting with Imperial Oil in 1966, he has spent his entire career in the petroleum industry, primarily in western Canada, contributing to the growth of oil and gas companies of various sizes.  He worked with Imperial Oil Limited until 1981 (including two years with Exxon Corporation in New York from 1977 to 1979). From 1981 to 2000, Mr. Johnson served in senior capacities with companies such as Paragon Petroleum Ltd., ELAN Energy Inc., Ziff Energy Group and Enerplus Resources Group. He was President and Chief Executive Officer of ELAN Energy Inc., President of Paragon Petroleum and Senior Vice President of Enerplus Resources Group until February 2002.  Mr. Johnson retired in February 2002. Mr. Johnson is a director of Fort Chicago Energy Partners LP, Harvest Energy Trust, Blue Mountain Energy Ltd., Builders Energy Services Trust and Mystique Energy, all publicly traded companies. Mr. Johnson received a Bachelor of Science degree in Mechanical Engineering from the University of Manitoba in 1966. He is currently president of his private family company, KristErin Resources Ltd.

Nadine C. Smith, Director. Ms. Smith has served as a director since January 10, 2006. She has served as a director of Patterson-UTI, which is traded on NASDAQ, since May 2001 and served as a director of UTI from 1995 to May 2001. Ms. Smith is also a director of American Retirement Corporation, a New York Stock Exchange listed company that owns and manages senior housing properties.  From August 2000 to December 2001, Ms. Smith was President of Final Arrangements, LLC, a company providing software and web-based internet services to the funeral industry. From April 2000 to August 2000, she served as the President of Aegis Asset Management, Inc., an asset management company. From 1997 to April 2000, Ms. Smith was President and Chief Executive Officer of Enidan Capital Corp., an investment company. Previously, Ms. Smith was an investment banker and principal with NC Smith & Co. and The First Boston Corporation and a management consultant with McKinsey & Co. Ms. Smith holds a Bachelor of Science degree in economics from Smith College and a Masters of Business Administration from Yale University.

Our above-listed officers and directors have neither been convicted in any criminal proceeding during the past five years nor been parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities law or commodities law. Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or officers, nor has any bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.

Board Committees

A majority of Gran Tierra’s directors are classified as independent directors. The board of directors has appointed an audit committee and has adopted a charter relative to such committee.

The board of directors has designated an audit committee to oversee management’s conduct of our accounting and financial reporting processes. The audit committee reviews our financial reports and other financial information disclosed to the public, the government and various regulatory bodies, our system of internal accounting, our financial controls, and the annual independent audit of our financial statements. The audit committee also oversees compliance with legal and regulatory requirements. Currently, the audit committee members are Messrs. Scott and Johnson and Ms. Smith. Ms. Smith serves as Chair of the audit committee.

Our board of directors has determined that all of the current members of our audit committee are “independent” within the meaning of Rule 4200(a)(15) of the NASD’s published listing standards. The board of directors has determined that Nadine Smith, an independent director, qualifies as an “audit committee financial expert” within the meaning Item 401(h) of Regulation S-K and Item 401(e) of Regulation S-B, both promulgated by the SEC. The audit committee selects, subject to the board of directors’ approval, the independent accountants to audit our books and financial records, and considers and acts upon accounting matters as they arise. A copy of the charter of the Audit Committee will be available as soon as practicable on our website at www.grantierra.com. The audit committee was established, and the members of the audit committee were appointed, on March 9, 2006.

The board of directors is expected to appoint a compensation committee and a nominating committee. Until further determination by the board, the full board of directors will undertake the duties of the compensation committee and nominating committee of the board of directors. The board is in the process of formulating and adopting a code of ethics to govern the conduct of our officers, directors and employees.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 7, 2006 by (1) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of the common stock; (2) each of our directors and executive officers; and (3) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is 300, 611-10th Avenue, S.W., Calgary, Alberta, Canada, T2R 0B2. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days following March 7, 2006 are deemed outstanding for computing the share ownership and percentage of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person. All share numbers and ownership percentage calculations below assume that all exchangeable shares of Goldstrike Exchange Co. have been converted on a one-for-one basis into corresponding shares of our common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Common Stock Outstanding
Dana Coffield (2)	1,734,661	3.89%
James Hart (3)	1,689,683	3.79%
Max Wei (3)	1,689,683	3.79%
Rafael Orunesu (3)	1,689,683	3.79%
Jeffrey Scott (4)	2,363,861	5.28%
Walter Dawson (5)	2,672,619	5.96%
Verne Johnson (6)	1,479,542	3.32%
Nadine C. Smith (7)	1,915,761	4.27%
Bank Sal. Oppenheim jr. & Cie. (Switzerland) Ltd. (8)	3,187,500	6.99%
Directors and executive officers as a group (total of 8 persons)	15,235,493	33.53%

(1)
Beneficial ownership is calculated based on 44,547,612 shares of common stock issued and outstanding as of March 7, 2006, which number includes shares of common stock issuable upon the exchange of the exchangeable shares of Goldstrike Exchange Co. issued to certain former holders of Gran Tierra Canada’s common stock. Beneficial ownership is determined in accordance with Rule 13d-3 of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 7, 2006. The shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable.

(2)
The number of shares beneficially owned includes 14,993 shares issuable upon the exercise of warrants exercisable within 60 days of March 7, 2006. The number of shares beneficially owned includes 1,689,683 exchangeable shares.

(3)	All shares beneficially owned by such stockholder are exchangeable shares.
(4)
The number of shares beneficially owned includes 224,991 shares issuable upon the exercise of warrants exercisable within 60 days of March 7, 2006. The number of shares beneficially owned includes 1,688,889 exchangeable shares.

(5)
The number of shares beneficially owned includes 275,000 shares issuable upon the exercise of warrants exercisable within 60 days of March 7, 2006, of which 175,000 of such warrants are held by Perfco Investments Ltd. The number of shares beneficially owned includes 350,000 shares of common stock held by Perfco Investments Ltd. and 158,730 shares of common stock held by Mr. Dawson’s spouse. The number of shares beneficially owned includes 1,688,889 exchangeable shares, of which 1,587,302 are held by Perfco Investments Ltd., of which Mr. Dawson is the sole owner. Mr. Dawson has sole voting and investment power over the shares held by Perfco and disclaims beneficial ownership of such shares.

(6)
The number of shares beneficially owned includes 62,493 shares issuable upon the exercise of warrants exercisable within 60 days of March 7, 2006. The number of shares beneficially owned includes 1,292,064 exchangeable shares, of which 396,825 are held by KristErin Resources Ltd., a private family owned business of which Mr. Johnson is the president. Mr. Johnson has sole voting and investment power over the shares held by KrisErin Resources Ltd.

(7)
The number of shares beneficially owned includes 312,500 shares issuable upon the exercise of warrants exercisable within 60 days of March 7, 2006. The number of shares beneficially owned also includes 978,261 shares of Goldstrike Inc., the former reporting entity.

(8)
The number of shares beneficially owned includes 1,062,500 shares issuable on upon the exercise of warrants exercisable within 60 days of March 7, 2006. The address for Bank Sal. Oppenheim jr. & Cie. (Switzerland) Ltd. is Uraniastrasse 28, CH-8022 Zurich, Switzerland. R. Grelant and U. Fricher have the power to vote and dispose of the shares being registered on behalf of Bank Sal. Oppenheim Jr. This information is based solely upon our records from the private offerings.

EXECUTIVE COMPENSATION

We were not formed until January 2005 and our business activities did not begin until May 2005. Accordingly, no compensation was paid to our executive officers during the fiscal year ended December 31, 2004 or any previous fiscal year. The table below sets forth, for the 2005 calendar year, the compensation earned by our Chief Executive Officer and the three most highly compensated executive officers who received annual compensation in excess of $100,000. Such officers are referred to herein as our “Named Executive Officers.”

Summary Compensation Table

	Annual Compensation		Long-Term Compensation Awards
Named Executive Officer & Principal Position	Year	Salary ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options/SARs (#)(3)
Dana Coffield President and Chief Executive Officer	2005	154,386	—	162,500

James Hart Vice President, Finance and Chief Financial Officer	2005	154,386	—	162,500

Max Wei Vice President, Operations	2005	154,386	—	162,500

Rafael Orunesu Vice President, Latin America	2005	150,000	55,200	162,500

(1)	Dana Coffield, James Hart and Max Wei’s salaries are paid in Canadian dollars: CDN$ 180,000 per year.

(2)	Cost of living allowance.

(3)	Granted under terms of our Equity Incentive Plan.

Agreements with Executive Officers

We have entered into executive employment agreements with all members of our current management team. The employment agreements entered into between Gran Tierra and Dana Coffield, James Hart and Max Wei have identical terms except for the position held by each such person and terms related to participation on the board of directors for Mr. Coffield and Mr. Hart. The respective employment agreements provide for an initial annual base salary of CDN$180,000 ($154,386 US dollars) and provide for unspecified annual bonuses and options as warranted. The executive employment agreements became effective on May 1, 2005 and have initial terms of three-years, subject to extension or earlier termination and provide for severance payments to each employee, in the event the employee is terminated without cause or the employee terminates the agreement for good reason, in the amount of two times total compensation for the prior year. “Good reason” includes an adverse change in the executive’s position, title, duties or responsibilities, or any failure to re-elect him to such position (except for termination for “cause”). Initial contract terms for Messrs. Coffield, Hart and Wei included rights to purchase 200,000 shares of our common stock before an initial public offering. These rights have been removed, with the mutual consent of Grant Tierra and the applicable executives. All agreements include standard indemnity, insurance, non-competition and confidentiality provisions.

We have also entered into an employment agreement with Mr. Orunesu which provides for an initial annual base salary of $150,000, unspecified annual bonuses and options as warranted. The contract includes provision for payment of a cost of living adjustment of $55,200 per year. The agreement became effective on March 1, 2005 and has an initial term of two-years, terminating on March 1, 2007, subject to extension or earlier termination. The agreement provides for severance payments in the event of the employee’s termination without cause or for good reason, in an amount equal to the salary payable under the employment agreement during any remaining time in the initial two year term. Initial rights provided in Mr. Orunesu’s agreement, to purchase 200,000 shares of our common stock before an initial public offering, have since been removed with mutual consent of us and Mr. Orunesu.

Directors’ Compensation

There are currently no compensation arrangements in place for the members of our board of directors who are not also our employees. Directors who are not our employees are eligible to receive awards under our 2005 Equity Incentive Plan, though no such awards have been granted to such directors. Compensation arrangements with the directors who are also our employees are described in the preceding sections of this prospectus under the heading “Executive Compensation.”

2005 Equity Incentive Plan

Our 2005 Equity Incentive Plan (the “Plan”) enables our board of directors to provide equity-based incentives through grants or awards to our present and future employees, non-employee directors, consultants and other third party advisors. However, grants and awards under the Plan may only be made to those persons who are includable in the definition of “employee” under the general instructions to the registration statement on Form S-8.

Only individuals who are our employees (not those who are includable in the definition under the instructions to Form S-8 but are otherwise not employees) are eligible to receive incentive stock options under the Plan. All employees, non-employee directors, consultants and advisors are eligible to receive nonqualified stock options, stock appreciation rights and restricted stock awards, though such awards may not be granted to any consultant or advisor unless bona fide services have been or are to be rendered by such consultant or advisor, and such services are not provided by such consultant or advisor in connection with the offer or sale of our securities in a capital raising transaction.

Our board of directors reserved a total of 2,000,000 shares of our common stock for issuance under the Plan. If an incentive award granted under the Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the Plan. In addition, the number of shares of our common stock subject to the Plan, any number of shares subject to any numerical limit in the Plan, and the number of shares and terms of any incentive award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

No more than 200,000 of the authorized shares under the Plan may be allocated to incentive awards granted or awarded to any individual participant during any calendar year.

Administration

The compensation committee of the Board (or the Board in the absence of such a committee), will administer the Plan. Subject to the terms of the Plan, the compensation committee will have complete authority and discretion to determine the terms of awards under the Plan. The compensation committee may adopt rules and regulations with respect to participants in the Plan or beneficiaries designated by participants in the Plan.

Stock Options

The Plan authorizes the grant of both incentive stock options and non-qualified stock options. Options granted under the Plan entitle the grantee, upon exercise, to purchase a specified number of shares of our common stock from us at a specified exercise price per share. The administrator of the Plan will determine the period of time during which an option may be exercised, as well as any vesting schedule, except that no option may be exercised more than 10 years after the date of grant. The exercise price for shares of our common stock covered by an option cannot be less than the fair market value of our common stock on the date of grant, unless we agree otherwise at the time of the grant.

Under the Plan, a participant may not surrender an option for the grant of a new option with a lower exercise price or another award under the Plan. In addition, if a participant’s option is cancelled before its termination date, the participant may not receive another option within six months of the cancellation date unless the exercise price of the new option equals or exceeds the exercise price of the cancelled option.

Options may be awarded with a reload feature. A reload feature may only apply when the exercise price of the option is paid by delivery of our common stock in under the provisions of the Plan. The reload feature gives an option holder, contemporaneously with the payment of the option exercise price in shares of our common stock, the right to receive a reload option to purchase that number of shares of our common stock as is equal to the sum of the number of shares used to exercise the option and, with respect to nonqualified stock options, the number of shares used to pay any applicable withholding taxes.

Stock Appreciation Rights

Stock appreciation rights may be granted to any participant in the Plan who was previously issued a stock option. The stock appreciation right permits an option holder to be paid the appreciation on the related option instead of exercising the option. A participant exercising a stock appreciation right will receive a cash distribution in an amount not to exceed the number of shares of common stock subject to the portion of the stock appreciation right exercised, multiplied by the difference between the market price of a share of our common stock on the date of exercise of the stock appreciation right and the market price of a share of common stock on the date of grant of the stock appreciation right.

A stock appreciation right may only be exercised if the underlying option is exercisable, and in no event more than 10 years after the date of grant. To the extent a stock appreciation right is exercised, the underlying option shall be cancelled, and the shares of stock underlying such option shall no longer be available for awards under the Plan.

Restricted Stock Awards

The Plan also authorizes the grant of restricted stock awards on terms and conditions established by the compensation committee, which may include performance conditions. The terms and conditions will include the designation of a restriction period during which the shares of restricted stock are not transferable and are subject to forfeiture.

Duration, Amendment and Termination

Our board of directors may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Plan will terminate on November 10, 2005. The Board may also amend the Plan at any time. No such amendment may increase the total number of shares of our common stock reserved for issuance under the Plan, reduce the minimum exercise price for options or exchange options for other types of awards, unless such amendment is authorized by our stockholders. The termination or amendment of the Plan will not, without the consent of the participant, adversely affect a participant’s rights under a previously granted award.

Restrictions on Transfer: Deferral

Except as otherwise permitted by the compensation committee and provided in an award under the Plan, awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution.

Option / SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh) (1)	Expiration Date
Dana Coffield	162,500	8.38%	$0.80	November 10, 2015
James Hart	162,500	8.38%	$0.80	November 10, 2015
Max Wei	162,500	8.38%	$0.80	November 10, 2015
Rafael Orunesu	162,500	8.38%	$0.80	November 10, 2015

(1) The exercise price of $0.80 per share is equal to the base price of the common stock on November 10, 2005, as determined by the private sale of our common stock on September 1, October 7 and October 27, 2005. Our common stock did not trade on the NASD OTC bulletin board until November 11, 2005.

Aggregated Option/Stock Appreciation Right Exercises in 2005 and Year-End Option/Stock Appreciation Right Values

Name	Shares Acquired On Exercise(#)	Value Realized ($)	Number of Unexercised Securities Underlying Options / SARs At FY-End (#) Exercisable / Unexercisable	Value of Unexercised In-The-Money Option/SARs At FY-End ($)Exercisable / Unexercisable (1)
Dana Coffield	0	0	0/162,500	$0/$318,500
James Hart	0	0	0/162,500	$0/$318,500
Max Wei	0	0	0/162,500	$0/$318,500
Rafael Orunesu	0	0	0/162,500	$0/$318,500

(1) The value of options is based on a year-end closing price of $2.76 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two years, there have been no transactions, or proposed transactions, to which we are or were a party, in which any of our directors or executive officers, any nominee for election as a director, any persons who beneficially owned, directly or indirectly, shares with more than 5% of the common stock or any relatives of any of the foregoing had or is to have a direct or indirect material interest.

We have not engaged in any transactions with promoters or founders in which a promoter or founder has received any type of consideration from Gran Tierra.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

▪	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

▪	through the writing of options, whether such options are listed on an options exchange or otherwise;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	short sales;

▪	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

The Certificate of Amendment to our Articles of Incorporation filed with the Secretary of State of Nevada on November 8, 2005, authorized the issuance of 80,000,001 shares of our capital stock, of which 75 million were designated as common stock, par value $0.001 per share, 5 million were designated as preferred stock, par value $0.001 per share, and 1 share was designated as special voting stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

As of March 7, 2006, there were issued and outstanding 44,547,612 shares of common stock (including 17,142,857 shares of common stock issuable upon exchange of exchangeable shares), 0 shares of preferred stock and 1 special voting share.

The following description of our capital stock is derived from various provisions of our Articles of Incorporation and Bylaws as well as provisions of applicable law. Such description is not intended to be complete and is qualified in its entirely by reference to the relevant provisions of our Articles of Incorporation and Bylaws.

Description of Common Stock

Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the common stock representing a majority of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share, none of which as of the date hereof is designated, issued or outstanding. The board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by the board of directors, without the necessity of obtaining approval of the stockholders.

Special Voting Stock

The one share of our special voting stock was designated to allow the holders of exchangeable shares issued in connection with the transaction between the former shareholders of Gran Tierra Canada and Goldstrike to vote at our stockholder meetings. The holder of the share of special voting stock is not entitled to receive dividends or distributions, but has the right to vote on each matter on which holders of our common stock are entitled to vote and to cast that number of votes equal to the number of exchangeable shares outstanding that are not owned by us or our affiliates. In connection with the share exchange transaction involving the former shareholders of Gran Tierra Canada, the share of special voting stock was issued to Olympia Trust Company as trustee for the holders of exchangeable shares. The trustee may only cast votes with respect to the share of special voting stock based on instructions received from the holders of exchangeable shares. The exchangeable shares are described more fully below.

Exchangeable Shares

In the share exchange transaction involving the former shareholders of Gran Tierra Canada and Goldstrike, the Gran Tierra Canada stockholders were permitted to elect to receive, for each share of Gran Tierra Canada’s common stock held before the share exchange, 1.5873016 exchangeable shares of Goldstrike Exchange Co. The exchangeable shares are a means to defer taxes paid in Canada. Each exchangeable share can be exchanged by the holder for one share of our common stock at any time, and will receive the same dividends payable on our common stock. At the time of exchange, taxes may be due from the holders of the exchange shares. The exchangeable shares have voting rights through special voting stock described above, and the holders thereof are able to vote on all matters on which the holders of our common stock are entitled to vote.

In order to exchange exchangeable shares for shares of common stock a holder of exchangeable shares must submit a retraction request to Goldstrike Exchange Co. together with the share certificate representing the exchangeable shares. 120367 Alberta Inc. has an overriding right to purchase any exchangeable shares for which a retraction request has been submitted by providing the holder of the exchangeable shares subject to a retraction request with one share of common stock for each exchangeable share.

Holders of exchangeable shares have the right to instruct the trustee to cause 120367 Alberta Inc. to purchase exchangeable shares for shares of common stock if Goldstrike Exchange Co becomes insolvent or institutes insolvency proceedings. In addition, 120367 Alberta Inc. will be deemed to have purchased the exchangeable shares for shares of common stock if we are subject to liquidation, wound up or dissolved.

The exchangeable shares are subject to retraction by Goldstrike Exchange Co. for shares of common stock at the earlier of: (i) November 10, 2012; (ii) the date that less than 10% of the issued and outstanding exchangeable shares are held by parties not affiliated with us; (iii) the date when the holders of exchangeable shares fail to approve a sale of all or substantially all of the assets of Goldstrike Exchange Co when requested to do so by us; (iv) the date when holders of exchangeable shares fail to approve a change in the terms of the exchangeable shares that is required to maintain their economic equivalence to shares of common stock; or (v) if there is a change of control transaction with respect to us. 120367 Alberta Inc has the right to purchase all exchangeable shares for common stock on the of the occurrence of any of these retraction events or if Goldstrike Exchange Co is being liquidated. In addition, we have the right to purchase (or to cause 120367 Alberta Inc. to purchase) all exchangeable shares if there is a change of law that permits holders of exchangeable shares to exchange their exchangeable shares for shares of common stock on a basis that will not require holders to recognize a capital gain for Canadian tax purposes.

Warrants

As of March 7, 2006, warrants representing the right to purchase 7,273,811 shares of our common stock are issued and outstanding. The outstanding warrants are exercisable for 5 years at an exercise price of $1.25 per share. The shares of common stock underlying the outstanding warrants are being registered under this registration statement of which this prospectus is a part.

Options

As of March 7, 2006, options representing the right to purchase 1,940,000 shares of common stock are issued and outstanding. The outstanding options were granted pursuant to our 2005 Equity Incentive Plan to certain of our employees, officers and employee-directors and are exercisable for 10 years at an exercise price of $0.80 per share for 1,600,000 options issued on November 10, 2005 and $2.62 per share for 340,000 options issued on December 15, 2005.

Indemnification; Limitation of Liability

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers and former directors and officers (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of Gran Tierra or any of its subsidiaries.

Our bylaws also provide that the directors may cause Gran Tierra to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of Gran Tierra or any of its subsidiaries (including heirs and personal representatives) against a liability incurred by him/her as a director, officer, employee or agent.

Our articles of incorporation provide a limitation of liability in that no director or officer shall be personally liable to Gran Tierra or any of its shareholders for damages for breach of fiduciary duty as director or officer involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Our employment agreements with certain of our executive officers contain provisions which require us to indemnify them for costs, charges and expenses incurred in connection with (i) civil, criminal or administrative actions resulting from the executive officers service as such and (ii) actions by or on behalf of the Company to which the executive officer is made a party. We are required to provide such indemnification if (i) the executive officer acted honestly and in good faith with a view to the best interests of the Company, and (ii) in the case of a criminal or administrative proceeding or proceeding that is enforced by a monetary policy, the executive officer had reasonable grounds for believing that his conduct was lawful.

We have also entered into an indemnity agreement with some of our officers and directors. The agreement provides that the we will indemnify officers and directors to the fullest extent permitted by law, including indemnification in third party claims and derivative actions. The agreement also provides that we will provide an advancement for expenses incurred by the officers or directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of Gran Tierra from doing so if it cannot obtain the approval of our board of directors.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by McGuireWoods LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2005 and for the period of incorporation from January 26, 2005 to December 31, 2005 in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports appearing herein (which audit report expresses an unqualified opinion on the financial statements and includes Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences relating to substantial doubt on the Company's ability to continue as a going concern) and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The schedules of revenues, royalties and operating costs corresponding to the 14% interest in the Palmar Largo joint venture included in this prospectus have been audited by Deloitte & Co. SRL, an independent registered public accounting firm, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We voluntarily file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

GRAN TIERRA ENERGY INC.
(FORMERLY GOLDSTRIKE INC.)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)
Consolidated Financial Statements for the fiscal year ended December 31, 2005:	F-1

Report of Independent Registered Chartered Accountants	F-1
Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences	F-1
Consolidated Statement of Operations and Deficit	F-2
Consolidated Balance Sheet	F-3
Consolidated Statement of Cash Flows	F-4
Consolidated Statement of Shareholders’ Equity	F-5
Notes to the Consolidated Financial Statements	F-6 - F-18
Supplementary Data (unaudited)	F-19 - F-21

Pro Forma Financial Statements for the fiscal year ended December 31, 2005:	F-22

Pro Forma Consolidated Statement of Operations	F-23
Notes to Pro Forma Consolidated Financial Statements	F-24

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14% interest in the Palmar Largo joint venture for the eight-month period ended August 31, 2005:	F-25

Report of Independent Registered Public Accounting Firm	F-25
Schedule of Revenues, Royalties and Operating Cost	F-26
Notes to the Schedule of Revenues, Royalties and Operating Costs	F-27 - F-28

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14% interest in the Palmar Largo joint venture for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004:
F-29

Notes to the Schedule of Revenues, Royalties and Operating Cost	F-30 - F-31

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of
Gran Tierra Energy Inc.

We have audited the consolidated balance sheet of Gran Tierra Energy Inc. as at December 31, 2005 and the consolidated statements of operations, cash flows and shareholders’ equity for the period from incorporation on January 26, 2005 to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Gran Tierra Energy Inc. as at December 31, 2005 and the results of its operations and its cash flows for the period from incorporation on January 26, 2005 to December 31, 2005 in accordance with accounting principles generally accepted in the United States of America.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.

Calgary, Alberta, Canada	/s/ Deloitte & Touche LLP
March 3, 2006	Independent Registered Chartered Accountants

Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when the consolidated financial statements are affected by conditions and events that cast a substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Our report to the board of directors and shareholders of Gran Tierra Energy Inc., dated March 3, 2006, is expressed in accordance with Canadian reporting standards, which do not require a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

Calgary, Alberta, Canada	/s/ Deloitte & Touche LLP
March 3, 2006	Independent Registered Chartered Accountants

GRAN TIERRA ENERGY INC. Consolidated Statement of Operations Period from Incorporation on January 26, 2005 to December 31, 2005 (Stated in US dollars)
$

REVENUES	1,059,297

EXPENSES
Operating	395,287
General and administrative	2,482,070
Depletion, depreciation and accretion	462,119
Foreign exchange gain	(31,271)
3,308,205

LOSS BEFORE INCOME TAXES	(2,248,908)

INCOME TAXES	29,228

NET LOSS	(2,219,680)

BASIC AND DILUTED NET LOSS PER SHARE	(0.16)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	13,538,149

(See notes to the consolidated financial statements)

GRAN TIERRA ENERGY INC. Consolidated Balance Sheet December 31, 2005 (Stated in US dollars)
$

ASSETS

CURRENT
Cash	2,221,456
Restricted cash	400,427
Accounts receivable	808,960
Prepaid expenses and deposits	42,701
Inventory	447,012
3,920,556

Taxes receivable	108,139
Capital assets (Note 3)	8,313,208
Deferred income taxes (Note 6)	29,228
12,371,131

LIABILITIES

CURRENT
Accounts payable	1,142,930
Accrued liabilities	121,122
1,264,052

Asset retirement obligations (Note 5)	67,732

SHAREHOLDERS’ EQUITY

Share capital (Note 4) (24,554,953 common shares and 18,730,159 exchangeable shares, par value $0.001 per share, issued and outstanding)	43,285
Additional paid-in-capital	11,807,313
Warrants	1,408,429
Deficit	(2,219,680)
11,039,347
12,371,131

(See notes to the consolidated financial statements)

GRAN TIERRA ENERGY INC. Consolidated Statement of Cash Flows Period from Incorporation on January 26, 2005 to December 31, 2005 (Stated in US dollars)
$

CASH FLOWS RELATED TO THE FOLLOWING ACTIVITIES:

OPERATING
Net loss	(2,219,680)
Add (deduct) items not involving cash:
Depletion, depreciation and accretion	462,119
Deferred income taxes	(29,228)
Stock-based compensation	52,911
Tax receivable	(108,139)
Changes in non-cash working capital (Note 7)
Increase in accounts receivable	(808,960)
Increase in prepaid expenses	(42,701)
Increase in inventory	(447,012)
Increase in accounts payable	1,142,930
Increase in accrued liabilities	121,122
(1,876,638)

FINANCING
Proceeds from issuance of common shares and warrants, net of issuance costs	13,206,116

INVESTING
Purchase of capital assets	(8,707,595)
Restricted cash	(400,427)
(9,108,022)

NET INCREASE IN CASH	2,221,456

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	2,221,456

Supplemental cash flow disclosures:
Cash paid for interest	-
Cash paid for taxes	-

(See notes to the consolidated financial statements)

GRAN TIERRA ENERGY INC. Consolidated Statement of Shareholders’ Equity Period from Incorporation on January 26, 2005 to December 31, 2005 (Stated in US dollars)
$

Share Capital
Balance beginning of period	-
Issue of common shares	43,285
Balance end of period	43,285

Additional paid-in-capital
Balance beginning of period	-
Issue of common shares	11,754,402
Stock-based compensation expense	52,911
Balance end of period	11,807,313

Warrants
Balance beginning of period	-
Issue of warrants	1,408,429
Balance end of period	1,408,429

Deficit
Balance beginning of period	-
Net loss	(2,219,680)
Balance end of period	(2,219,680)

(See notes to the consolidated financial statements)

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

1.     DESCRIPTION OF BUSINESS AND GOING CONCERN

Gran Tierra Energy Inc. is the successor company to Goldstrike Inc. On November 10, 2005 (the “Closing Date”), Goldstrike Inc. (“Goldstrike”), the previous public reporting entity, Gran Tierra Energy Inc., a privately held Canadian corporation (“Gran Tierra Canada”) and the holders of Gran Tierra Canada’s capital stock entered into a share purchase agreement, and Goldstrike and Gran Tierra Goldstrike, Inc. (“Goldstrike Exchange Co.”), a Canadian subsidiary of Goldstrike, entered into an assignment agreement. In these two transactions, the holders of Gran Tierra Canada’s capital stock acquired shares of either Goldstrike common stock or exchangeable shares of Goldstrike Exchange Co., and Goldstrike Exchange Co. acquired substantially all of Gran Tierra Canada’s capital stock. Additionally, Goldstrike changed its name to Gran Tierra Energy Inc. (or the “Company”) and adopted the management and business operations of Gran Tierra Canada, remaining incorporated in the State of Nevada. Following this transaction, Goldstrike Exchange Co. acquired the remaining shares of Gran Tierra Canada outstanding after the initial share exchange for shares of common stock of Gran Tierra Energy Inc. using the same exchange ratio as used in the initial exchange transaction, and Gran Tierra Canada became a wholly-owned subsidiary of Gran Tierra Energy Inc.

This transaction is accounted for as a reverse takeover of Goldstrike Inc. by Gran Tierra Canada. Gran Tierra Canada shareholders, as a group, immediately before the transaction held the majority of the voting rights of the combined corporation subsequent to the share exchange. As Gran Tierra Canada did not carry on operations prior to January 25, 2005, no comparative figures are provided. Goldstrike Inc. did not have any assets or liabilities at the date of acquisition.

The Company’s ability to continue as a going concern is dependent upon obtaining the necessary financing to acquire oil and natural gas interests and generate profitable operations from its oil and natural gas interests in the future. The Company’s financial statements as at and for the period ended December 31, 2005 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $2.2 million for the period ended December 31, 2005, negative cash flows from operations of $1.9 million, and, as at December 31, 2005, had a deficit of $2.2 million. The Company expects to incur substantial expenditures to further its capital investment programs and the Company’s cash flow from operating activities may not be sufficient to satisfy its current obligations and meet its capital investment objectives.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Management of the Company plans to address the above as follows:

•
raise additional capital through the sale and issuance of common shares. The Company closed a private offering of common stock on February 2, 2006 for 762,500 shares of common stock and warrants to acquire 381,250 shares of common stock, for proceeds of $610,000; and

•	build a portfolio of production, development, step-out and more speculative exploration opportunities using additional capital raised and cash provided by future operating activities.

Should the going concern assumption not be appropriate and the Company not be able to realize its assets and settle its liabilities in the normal course of operations, these consolidated financial statements would require adjustments to the amounts and classifications of assets and liabilities.

2.     SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The significant accounting policies are:

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. The Company will proportionately consolidate its undivided interest in oil and gas exploration and development joint ventures.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Foreign currency translation

The functional currency of the Company, including its subsidiary in Argentina, is the United States dollar. The balance sheet accounts of the Company’s foreign operations that use different functional currencies are translated into US dollars at the period-end exchange rates, while income, expenses and cash flows are translated at the average exchange rates for the period. Gains and losses resulting from foreign currency transactions, which are transactions denominated in a currency other than the entity’s functional currency, are included in the consolidated statement of operations and deficit.

Fair value of financial instruments

The Company’s financial instruments are cash, accounts receivable, taxes receivable, accounts payable and accrued liabilities. The fair values of these financial instruments, other than taxes receivable, approximate their carrying values due to their immediate or short-term nature. The carrying value of taxes receivable is not expected to differ significantly from its realized value.

Restricted cash

Restricted cash consists of amounts held in trust until October 2006 in favour of the Company’s joint venture partners, in case the Company is unable to fund future cash calls of the joint venture.

Inventory

All inventory is crude oil in tanks and is valued at lower of cost or market value. Inventory costs include expenditures and other costs directly or indirectly incurred in bringing the inventory to its existing condition.

Taxes receivable

The Company calculates minimum presumed income for its subsidiary in Argentina by applying the current one percent tax rate to taxable assets as of the end of the period. If the tax on minimum presumed income exceeds income tax during a tax year, such excess may be computed as a prepayment of any income tax excess over the tax on minimum presumed income that may be generated in the next ten years.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Oil and natural gas properties

The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method, the Company capitalizes all acquisition, exploration and development costs incurred for the purpose of finding oil and natural gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. Costs associated with production and general corporate activities, however, are expensed in the period incurred. Interest costs related to unproved properties and properties under development are also capitalized to oil and natural gas properties. Unless a significant portion of the Company’s proved reserve quantities in a particular country are sold (greater than 25 percent), proceeds from the sale of oil and natural gas properties are accounted for as a reduction to capitalized costs, and gains and losses are not recognized.

The Company computes depletion of oil and natural gas properties on a quarterly basis using the unit-of-production method based upon production and estimates of proved reserve quantities. Unproved properties are excluded from the amortizable base until evaluated. The cost of exploratory dry wells is transferred to proved properties and thus subject to amortization immediately upon determination that a well is dry in those countries where proved reserves exist. In countries where the Company has not booked proved reserves, all costs associated with a prospect or play are considered quarterly for impairment upon full evaluation of such prospect or play. This evaluation considers among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plans, and political, economic, and market conditions. Geological and geophysical (“G&G”) costs are recorded in proved properties for development projects and therefore subject to amortization as incurred.

In exploration areas, G&G costs are capitalized in unproved property and evaluated as part of the total capitalized costs associated with a prospect or play. Future development costs are added to the amortizable base.

In performing its quarterly ceiling test, the Company limits, on a country-by-country basis, the capitalized costs of proved oil and natural gas properties, net of accumulated depletion and deferred income taxes, to the estimated future net cash flows from proved oil and natural gas reserves discounted at ten percent, net of related tax effects, plus the lower of cost or fair value of unproved properties included in the costs being amortized. If capitalized costs exceed this limit, the excess is charged as additional depletion expense. The Company calculates future net cash flows by applying end-of-the-period prices except in those instances where future natural gas or oil sales are covered by physical contract terms providing for higher or lower amounts.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Unproved properties will be assessed quarterly for possible impairments or reductions in value. If a reduction in value has occurred, the impairment is transferred to proved properties. For international operations where a reserve base has not yet been established, the impairment is charged to earnings.

Asset retirement obligations

The Company provides for future asset retirement obligations on its oil and natural gas properties based on estimates established by current legislation and industry practices. The asset retirement obligation is initially measured at fair value and capitalized to capital assets as an asset retirement cost. The asset retirement obligation accretes until the time the asset retirement obligation is expected to settle while the asset retirement cost is amortized over the useful life of the underlying capital assets.

The amortization of the asset retirement cost and the accretion of the asset retirement obligation will be included in depletion, depreciation and accretion. Actual asset retirement costs are recorded against the obligation when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred is recorded as a gain or loss in the period of settlement.

Capital assets

Capital assets, including additions and replacements, are recorded at cost upon acquisition. The cost of repairs and maintenance is charged to expense as incurred. Depreciation is provided using the declining-balance-basis at the following annual rates:

Computer equipment	30%
Furniture and Fixtures	30%
Automobiles	30%

Revenue recognition

Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectibility of the revenue is probable.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Income taxes

Deferred income taxes are recognized using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Valuation allowances are provided if, after considering available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Loss per share

Basic loss per share calculations are based on the loss attributable to common shareholders for the period divided by the weighted average number of common shares issued and outstanding during the period. The diluted loss per share calculations are based on the weighed average number of common shares outstanding during the period, plus the effects of dilutive common share equivalents. This method requires that the dilutive effect of outstanding options and warrants issued should be calculated using the treasury stock method. This method assumes that all common share equivalents have been exercised at the beginning of the period (or at the time of issuance, if later), and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of common shares during the period. At December 31, 2005, 1,940,000 options and 14,285,122 warrants to purchase 7,142,561 common shares were excluded from the diluted loss per share calculation as the instruments were anti-dilutive.

Stock-based compensation

The Company follows the fair-value method of accounting for stock options granted to directors, officer and employees pursuant to Financial Accounting Standards Board Statement 123 (Revised). Stock-based compensation expense is included in general and administrative expense with a corresponding increase to contributed surplus. Compensation expense for options granted is based on the estimated fair values at the time of grant and the expense is recognized over the expected life of the option.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement 151, Inventory Costs. This statement amends Accounting Research Bulletin (“ARB”) 43 to clarify that:

•	abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current-period charges; and
•	the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities is required.

The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of this statement will have any material impact on our results of operations or financial position.

In December 2004, the FASB issued Statement 153, Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Board (“APB”) Opinion 29, Accounting for Nonmonetary Transactions. This amendment eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under Statement 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance test and fair value is determinable, the transaction must be accounted for at fair value resulting in the recognition of any gain or loss. This statement is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. We do not expect the adoption of this statement will have any material impact on our results of operations or financial position.

In March 2005, the FASB issued Financial Interpretation 47, Accounting for Conditional Asset Retirement Obligations (FIN 47). FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this statement has not had a material impact on our results of operations or financial position.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

In June 2005, the FASB issued Statement 154, Accounting Changes and Error Corrections, which replaces APB Opinion 20 and FASB Statement 3. Statement 154 changes the requirements for the accounting and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the new accounting principle in net income of the period of the change. In the absence of explicit transition provisions provided for in new or existing accounting pronouncements, Statement 154 now requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impracticable to do so. The Statement is effective for fiscal years beginning after December 15, 2005. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In September 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This issue addresses the question of when it is appropriate to measure purchase and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. The consensus should be applied to new arrangements entered into and modifications or renewals of existing agreements, beginning with the second quarter of 2006. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

3.     CAPITAL ASSETS

	2005
	Cost $	Accumulated Depletion and Depreciation $	Net Book Value $

Oil and natural gas properties	8,331,767	(444,853)	7,886,914
Materials and supplies	300,177	-	300,177
Furniture and Fixtures	20,167	(4,805)	15,362
Computer equipment	73,682	(2,649)	71,033
Automobiles	49,534	(9,812)	39,722
	8,775,327	(462,119)	8,313,208

Materials and supplies will be used in operations at the Palmar Largo oil fields and are classified as capital assets.  Materials and supplies are not depreciated because they have not yet been used.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

4.     SHARE CAPITAL

	Number of Shares	Amount $

Balance, beginning of period	-	-
Common shares issued, at par value of $0.001 per share	43,285,112	43,285

Balance, end of period	43,285,112	43,285

Share capital

Share capital consists of 24,554,953 common voting shares of the Company and 18,730,159 exchangeable shares of Goldstrike Exchange Co. (collectively, “common stock”). Each exchangeable share is exchangeable only into one common voting share of the Company. The holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. The holders of common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to the common stock.

Warrants

Beginning August 31, 2005, the Company completed a series of private placements for proceeds of approximately $11.4 million from the issuance of approximately 14.3 million units, each unit consisting of one common share for $0.80 per share and one warrant to purchase one-half at $.625 per one-half share. The proceeds from the issuance of the units were allocated between common shares and warrants based on the relative value at the date of issue. The fair value of each warrant was estimated to be $0.106 per warrant using the Black-Scholes option pricing model with the following assumptions:

Dividend yield ($ per share)	0.00
Volatility (%)	57.0
Risk-free interest rate (%)	2.33
Expected life (years)	3.0

At December 31, 2005, the Company had 14,285,122 warrants outstanding to purchase 7,142,561 common shares for $0.625 per one-half share. The warrants are exercisable during the period ending five years from the date of grant.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Stock options

The Company has granted options to purchase common shares to directors, officers and employees. Each option permits the holder to purchase one common share at the stated exercise price. The options vest over three years and have a term of ten years, or end of service to the Company, which ever occurs first. At the time of grant, the exercise price equals the market price. The following options have been granted:

	Number of Options	Weighted Average Exercise Price ($/option)

Outstanding, beginning of period	-	-
Granted	1,940,000	1.12
Balance, end of period	1,940,000	1.12

The table below summarizes unexercised stock options at December 31, 2005:

Exercise Price ($/option)	Number of Options Outstanding	Weighted Average Expiry (years)

$0.80	1,600,000	9.9
$2.62	340,000	10.0
Total Options	1,940,000	9.9

No stock options were exercisable at December 31, 2005.

Total stock-based compensation expense included in general and administrative expense was $52,911. The Black-Scholes option pricing model was used to determine the fair value of the option grants with the following assumptions:

Dividend yield ($ per share)	0.00
Volatility (%)	57.0
Risk-free interest rate (%)	2.33
Expected life (years)	3.0
Forfeiture percentage (% per year)	10.0

The weighted average fair value per option is $0.35.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

5.     ASSET RETIREMENT OBLIGATIONS

Changes in the carrying amounts of the asset retirement obligations associated with our oil and natural gas properties are as follows:

2005
$

Balance beginning of period	-
Obligations assumed with property acquisitions	67,732
Expenditures made on asset retirements	-
Accretion	-
Revisions to estimates	-
Balance, end of period	67,732

6.     INCOME TAXES

The Company has losses of approximately $2,180,000 that can be carried forward and applied against future taxable income. The entire operating loss expires December 31, 2010. The Company does not have any income tax liabilities during the current period and, accordingly, no income taxes are recorded. A valuation allowance has been taken for the potential income tax benefit associated with the loss incurred by the Company in the period, due to uncertainty of utilisation of the tax loss. The deferred tax asset relates to Company’s activities in Argentina.

The income tax expense (recovery) reported differs from the amount computed by applying the statutory rate to loss before income taxes for the following reasons:

2005
$

Loss before income taxes	(2,248,908)
Statutory income tax rate	34%

Income tax benefit	(764,628)
Stock-based compensation	17,990
Valuation allowance	717,410
Deferred income tax recovery and deferred tax asset	(29,228)

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

7.     CHANGES IN NON-CASH WORKING CAPITAL

The changes in non-cash working capital are comprised of the following:

2005
$

Increase in accounts receivable	(808,960)
Increase in prepaid expenses	(42,701)
Increase in inventory	(447,012)
Increase in accounts payable	1,142,930
Increase in accrued liabilities	121,122
(34,621)

8.     COMMITMENTS

The Company leases an automobile under a capital lease that expires on April 30, 2006. At December 31, 2005, capital assets include $30,392 related to the capital lease.

The future minimum lease payments under the capital lease at December 31, 2005 are as follows:

$

2006	7,578
Total minimum lease payments	7,578

Subsequent to December 31, 2005, the Company entered into a lease beginning February 2006 for office space in Calgary, Canada that expires January 31, 2011 for $6,824 per month, and a lease beginning March 2006 for office space in Buenos Aires, Argentina that expires February 29, 2008 for $2,000 per month. Minimum lease payments under these office leases are as follows:

$

2006	88,240
2007	105,888
2008	85,888
2009	81,888
2010	81,888
2011	6,824
Total minimum lease payments	450,616

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Guarantees

Corporate indemnities have been provided by the Company to directors and officers for various items including, but not limited to, all costs to settle suits or actions due to their association with the Company and its subsidiaries and/or affiliates, subject to certain restrictions. The Company has purchased directors’ and officers’ liability insurance to mitigate the cost of any potential future suits or actions. Each indemnity, subject to certain exceptions, applies for so long as the indemnified person is a director or officer of one of the Company’s subsidiaries and/or affiliates. The maximum amount of any potential future payment cannot be reasonably estimated.

The Company may provide indemnifications in the normal course of business that are often standard contractual terms to counterparties in certain transactions such as purchase and sale agreements. The terms of these indemnifications will vary based upon the contract, the nature of which prevents the Company from making a reasonable estimate of the maximum potential amounts that may be required to be paid. Management believes the resolution of these matters would not have a material adverse impact on the Company’s liquidity, consolidated financial position or results of operations.

GRAN TIERRA ENERGY INC.

Supplementary Data (unaudited)

OIL AND GAS PRODUCING ACTIVITIES

The following oil and gas information for Gran Tierra Energy Inc. (the “Company”) is provided in accordance with the Financial Accounting Standards Board Statement No. 69 Disclosures about Oil and Gas Producing Activities.

All oil and gas producing activities and related capitalized costs are in Argentina.

A.     Reserve Quantity Information - Period ended December 31, 2005

The Company’s proved reserves and changes in those reserves for its operations are disclosed below. The proved reserves represent management’s best estimate of proved oil and natural gas reserves. Reserve estimates for each property are assessed each year by independent qualified reserves consultants. Results are presented net of royalties of 12%.

Estimates of crude oil and natural gas proved reserves are determined through analysis of geological and engineering data, and demonstrate reasonable certainty that they are recoverable from known reservoirs under economic and operating conditions that existed at year end. See Critical Accounting Estimates in management’s discussion and analysis for a description of the reserves estimation process.

	Oil	Gas
	(barrels)	(thousand cubic feet)
Proved developed and undeveloped reserves, beginning of period	-	-
Revisions of previous estimates	-	-
Improved recovery	-	-
Purchase of reserves in place	618,703	84,693
Extensions and discoveries	-	-
Production	(36,011)	(60,229)
Sales of reserves in place	-	-
Proved developed and undeveloped reserves, end of period	582,692	24,464

Proved developed reserves, end of period	463,892	24,464

GRAN TIERRA ENERGY INC.

Supplementary Data (unaudited)

B.     Capitalized Costs - December 31, 2005
$

Unproved oil and gas properties	12,588
Proved oil and gas properties	8,319,179
8,331,767
Accumulated depletion, depreciation and amortization	(444,853)
Capitalized costs	7,886,914

C. Costs Incurred - Period Ended December 31, 2005
$
Property acquisition costs
Proved	7,020,126
Unproved	12,588
Exploration costs	-
Development costs	1,231,321
Asset retirement costs	67,732
Costs incurred	8,331,767

D. Results of Operations for Producing Activities - Period Ended December 31, 2005

$

Net sales	1,059,297
Production costs	395,287
Depletion, depreciation and accretion	444,853
219,157
Income taxes	76,705
Results of operations for producing activities	142,452

GRAN TIERRA ENERGY INC.

Supplementary Data (unaudited)

E.     Standardized Measure of Discounted Future Net Cash Flows - December 31, 2005

Future cash inflows are computed by applying year-end prices to the Company’s share of estimated annual future production from proved oil and gas reserves. Future development and production costs to be incurred in producing and further developing the proved reserves are based on year-end cost indicators. Future income taxes are computed by applying year-end statutory-tax rates. These rates reflect allowable deductions and tax credits, and are applied to the estimated pre-tax future net cash flows.

Discounted future net cash flows are calculated using 10% mid-period discount factors. The calculations assume the continuation of existing economic, operating and contractual conditions. However, such arbitrary assumptions have not proved to be the case in the past. Other assumptions could give rise to substantially different results.

Management believes this information does not in any way reflect the current economic value of our oil and gas producing properties or the present value of their estimated future cash flows as:

•	no economic value is attributed to probable and possible reserves;
•	use of a 10% discount rate is arbitrary; and
•	prices change constantly from year-end levels.

$

Future cash inflows	25,445,000
Future production and development costs	(11,965,000)
Future income taxes	(1,575,000)
Future net cash flows	11,905,000
10% discount factor	(2,725,000)
Standardized measure	9,180,000

GRAN TIERRA ENERGY, INC.
Pro Forma Financial Statements
For The Year Ended December 31, 2005

Gran Tierra Energy Inc. is the successor company to Goldstrike Inc. On November 10, 2005 (the “Closing Date”), Goldstrike Inc. (“Goldstrike”), the previous public reporting entity, Gran Tierra Energy Inc., a privately held Canadian corporation (“Gran Tierra Canada”) and the holders of Gran Tierra Canada’s capital stock entered into a share purchase agreement, and Goldstrike and Gran Tierra Goldstrike, Inc. (“Goldstrike Exchange Co.”), a Canadian subsidiary of Goldstrike, entered into an assignment agreement. In these two transactions, the holders of Gran Tierra Canada’s capital stock acquired shares of either Goldstrike common stock or exchangeable shares of Goldstrike Exchange Co., and Goldstrike Exchange Co. acquired substantially all of Gran Tierra Canada’s capital stock. Additionally, Goldstrike changed its name to Gran Tierra Energy Inc. (or the “Company”) and adopted the management and business operations of Gran Tierra Canada, remaining incorporated in the State of Nevada. Following this transaction, Goldstrike Exchange Co. acquired the remaining shares of Gran Tierra Canada outstanding after the initial share exchange for common stock of Gran Tierra Energy Inc. using the same exchange ratio as used in the initial exchange transaction, and Gran Tierra Canada became a wholly-owned subsidiary of Gran Tierra Energy Inc. The acquisition is accounted for as a reverse takeover of Goldstrike Inc. by Gran Tierra Canada, as the shareholders of Gran Tierra Canada will control the consolidated entity after the acquisition.

The accompanying unaudited pro forma consolidated statement of operations (“pro forma statements”) reflects the September 1, 2005 acquisition of the Palmar Largo Property for $6,969,659, assuming the acquisition occurred on January 1, 2005.

The pro forma statements have been prepared for inclusion in the Registration Statement on Form SB-2 of the Company dated March 10, 2006 and have been prepared from, and should be read in conjunction with, the following:

•	the Company’s audited consolidated financial statements for the period from incorporation on January 26, 2005 to December 31, 2005; and
•	audited schedule of revenues, royalties and operating costs of the Palmar Largo Property for the eight months ended August 31, 2005.

GRAN TIERRA ENERGY, INC. Pro forma Consolidated Statement of Operations Year Ended December 31, 2005 (Unaudited) (thousands of US dollars, except for per share amounts)
	Gran Tierra Energy	Palmar Largo Property	Pro forma Adjustments	Note	Pro forma Consolidated

REVENUE	1,059	2,560	-		3,619

EXPENSES
Operating	395	1,081	-		1,476
General and administrative	2,482	-	-		2,482
Depletion, depreciation and accretion	462	-	704	2a	1,166
Foreign exchange gain	(31)	-	-		(31)
	3,308	1,081	704		5,093

Earnings (loss) before income taxes	(2,249)	1,479	(704)		(1,474)

Provision for income taxes	(29)	-	-	2b	(29)

NET EARNINGS (LOSS) FOR THE PERIOD	(2,220)	1,479	(704)		(1,445)
Basic and Diluted Loss Per Share	(0.16)	-	-	3	(0.03)

GRAN TIERRA ENERGY, INC.

Notes to the Pro forma Consolidated Financial Statements
For the Year Ended December 31, 2005
(Unaudited)
(Tabular amounts expressed in thousands of US dollars)

1.      BASIS OF PRESENTATION

These pro forma consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the Company’s accounting policies, as disclosed in Note 2 of the audited financial statements of the Company for the period from incorporation on January 26, 2005 to December 31, 2005.

The pro forma consolidated financial statements are based on the estimates and assumptions included in these notes and include all adjustments necessary for the fair presentation of the transactions in accordance with GAAP.

These pro forma consolidated financial statements are not intended to reflect results from operations or the financial position which would have actually resulted had the acquisition been effected on January 1, 2005. These pro forma statements do not include any cost savings or other synergies that may result from the transaction. Moreover, these pro forma statements are not intended to be indicative of the results of operations or financial position which may be obtained in the future.

2.      PRO FORMA ADJUSTMENTS TO THE CONSOLIDATED STATEMENTS OF OPERATIONS

The following adjustments have been made to reflect the transactions described above, as if the transactions occurred on January 1, 2005 for purposes of the pro forma consolidated statements of operations for the year ended December 31, 2005.

a.	Depreciation, depletion and accretion (“DD&A”) expense has been adjusted to reflect the additional depletion on the Palmar Largo Property and the accretion of asset retirement obligations acquired.

b.	The provision for income taxes has been adjusted to account for the tax effects of operating income from the Palmar Largo Property and DD&A.

3.     BASIC AND DILUTED LOSS PER SHARE

Basic and diluted loss per share are calculated using 43,285,112 shares of common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Dong Won Corporation and Gran Tierra Energy Inc.

We have audited the accompanying schedule of revenues, royalties and operating cost (the “financial statements”) corresponding to the 14% interest in the Palmar Largo joint venture (representing the 14% working interest acquired by Gran Tierra Energy Inc. through its wholly owned subsidiary Gran Tierra Energy Argentina S.A. in the “YPF S.A. - Pluspetrol S.A. - Compañía General de Combustibles S.A. - Dong Won Corporation - Palmar Largo Unión Transitoria de Empresas” (the “Palmar Largo joint venture”)) for the eight-month period ended August 31, 2005 (the “Schedule of Revenues, Royalties and Operating Cost”). The Schedule of Revenues, Royalties and Operating Cost is the responsibility of Dong Won Corporation’s management. Our responsibility is to express an opinion on this Schedule of Revenues, Royalties and Operating Cost based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Dong Won Corporation is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of Dong Won Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the revenues, royalties and operating cost corresponding to the 14% interest in the Palmar Largo joint venture on the basis of accounting described in Notes 1 and 2 for the eight-month period ended August 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Buenos Aires, Argentina
November 7, 2005

Deloitte & Co. S.R.L.

/s/ Ricardo C. Ruiz
Ricardo C. Ruiz
Partner

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14%
interest in the Palmar Largo joint venture for the eight-month period ended
August 31, 2005 (Note 1)

(Amounts expressed in U.S. Dollars - Note 2)

Eight-month period ended
August 31, 2005

Revenues	2,913,532
Royalties	(353,228)
Operating costs	(1,081,085)
1,479,219

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14%
interest in the Palmar Largo joint venture for the eight-month period ended
August 31, 2005

1.     Basis of Presentation.

The accompanying Schedule of Revenues, Royalties and Operating Cost includes the revenues, royalties and operating cost for the eight-month period ended August 31, 2005, corresponding to the 14% working interest in the “YPF S.A. - Pluspetrol S.A. - Compañía General de Combustibles S.A. - Dong Won Corporation - Palmar Largo Unión Transitoria de Empresas” (the “Palmar Largo joint venture”) acquired on September 1, 2005 by Gran Tierra Energy Inc. through its wholly owned subsidiary Gran Tierra Energy Argentina S.A. from Dong Won Corporation. The Schedule of Revenues, Royalties and Operating Cost does not include any cost related to indirect general and administrative costs, income and capital taxes or any provisions related to depletion, depreciation or asset retirement obligation.

The Palmar Largo joint venture was formed on November 24, 1992 under the method foreseen in Chapter III, Section II of Argentine Law No. 19.550 (volume 1984 and their modifications). The Palmar Largo joint venture aims at exploring, exploiting and developing the hydrocarbons of the “Palmar Largo” Area.

On December 18, 1992, by Decree 2.444/92 of the Argentine Federal Executive, the production and exploration concession corresponding to “Palmar Largo” Area - Northwest Basin- Provinces of Salta and Formosa offered by the International Public Bidding No 14-280/92 was awarded to Y.P.F S.A., Pluspetrol Exploración y Producción S.A., Norcen Argentina S.A., Compañía General de Combustibles S.A. and Dong Won Co Ltd. According to Argentine laws, production concessions have a term of 25 years, which may be extended for an additional ten-year term, in accordance with the corresponding applicable legislation.

The concession is managed through the joint venture´s partners through a formal joint venture operating agreement. After giving effect to the acquisition of the 14% interest in the Palmar Largo joint venture by Gran Tierra Energy Argentina S.A. as mentioned in the first paragraph, the interest of each of the companies making up the joint venture are as follows: YPF S.A.: 30%, Pluspetrol S.A. (joint venture’s Operator): 38.15%, Compañía General de Combustibles S.A: 17.85% and Gran Tierra Energy Argentina S.A.: 14%.

Since the Palmar Largo joint venture's partners are the holders of the hydrocarbons produced in the Palmar Largo area, each of them withdraws the production that the Operator assigns in the measurement and delivery point.

The accompanying schedule of revenues, royalties and operating cost only represents the revenues, royalties and operating cost corresponding to the Palmar Largo joint venture's production assigned to and commercialized by Dong Won Corporation for the eight-month period ended August 31, 2005, representing its 14% interest in the Palmar Largo joint venture's assigned production for such period.

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14%
interest in the Palmar Largo joint venture for the eight-month period ended
August 31, 2005

2.     Significant Accounting Policies

The schedule of revenues, royalties and operating cost has been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) as follows:

Revenues

Revenues from the sale of product are recognized upon delivery to purchasers.

Royalties

A 12% royalty is payable on the estimated value at the wellhead of crude oil production and the natural gas volumes commercialized. The estimated value is calculated based upon the actual sale price of the crude oil and gas produced, less the costs of transportation and storage.

Operating cost

Operating cost includes amounts incurred on extraction of product to the surface, gathering, field processing, treating, field storage and transportation.

Translation to U.S. dollars

In preparing the Schedule of Revenues, Royalties and Operating Cost, the results have been translated from Argentine pesos to U.S. dollars using the average exchange rate for the eight-month period ended August 31, 2005. The average exchange rates from Argentine pesos to U.S. dollars was Argentine peso 2.9015 to U.S. dollar for the eight-month period ended August 31, 2005.

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14% interest in the Palmar Largo joint venture for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited) (Note 1)

(Amounts expressed in U.S. Dollars - Note 2)

	Six-month period ended		Year ended
	June 30, 2005	June 30, 2004	2004	2003
	(unaudited)	(unaudited)
Revenues	2,065,587	2,036,454	4,703,136	4,422,688
Royalties	(258,716)	(239,111)	(492,535)	(457,293)
Operating costs	(837,524)	(635,088)	(1,424,152)	(1,297,260)

	969,347	1,162,255	2,786,449	2,668,135

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14% interest in the Palmar Largo joint venture for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited)

1.     Basis of Presentation

The accompanying Schedule of Revenues, Royalties and Operating Cost includes the revenues, royalties and operating costs for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited), corresponding to the 14% working interest in the “YPF S.A. – Pluspetrol S.A. – Compañía General de Combustibles S.A. – Dong Won Corporation - Palmar Largo Unión Transitoria de Empresas” (the “Palmar Largo joint venture”) acquired on September 1, 2005 by Gran Tierra Energy Inc. through its wholly owned subsidiary Gran Tierra Energy Argentina S.A. from Dong Won Corporation. The Schedule of Revenues, Royalties and Operating Cost does not include any cost related to indirect general and administrative costs, income and capital taxes or any provisions related to depletion, depreciation or asset retirement obligation.

The interim financial information for the six months ended June 30, 2005 and 2004 is unaudited and has been prepared on the same basis as the audited financial statement. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. The results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

The Palmar Largo joint venture was formed on November 24, 1992 under the method foreseen in Chapter III, Section II of Argentine Law No. 19.550 (volume 1984 and their modifications). The Palmar Largo joint venture aims at exploring, exploiting and developing the hydrocarbons of the “Palmar Largo” Area.

On December 18, 1992, by Decree 2.444/92 of the Argentine Federal Executive, the production and exploration concession corresponding to “Palmar Largo” Area - Northwest Basin - Provinces of Salta and Formosa offered by the International Public Bidding No. 14-280/92 was awarded to Y.P.F. S.A., Pluspetrol Exploración y Producción S.A., Norcen Argentina S.A., Compañía General de Combustibles S.A. and Dong Won Co. Ltd. According to Argentine laws, production concessions have a term of 25 years, which may be extended for an additional ten-year term, in accordance with the corresponding applicable legislation.

The concession is managed through the joint venture’s partners through a formal joint venture operating agreement. After given effect to the acquisition of the 14% interest in the Palmar Largo joint venture by Gran Tierra Energy Argentina S.A. as mentioned in the first paragraph, the interest of each of the companies making up the joint venture are as follows: YPF S.A.: 30%, Pluspetrol S.A. (joint venture's Operator): 38.15%, Compañía General de Combustibles S.A.: 17.85% and Gran Tierra Energy Argentina S.A.: 14%.

Since the Palmar Largo joint venture’s partners are the holders of the hydrocarbons produced in the Palmar Largo area, each of them withdraws the production that the Operator assigns in the measurement and delivery point.

The accompanying schedule of revenues, royalties and operating cost only represents the revenues, royalties and operating cost corresponding to the Palmar Largo joint venture’s production assigned to and commercialized by Dong Won Corporation for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited), representing its 14% interest in the Palmar Largo joint venture’s assigned production for such years.

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14% interest in the Palmar Largo joint venture for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited)

2.     Significant Accounting Policies

The schedule of revenues, royalties and operating cost has been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) as follows:

Revenues

Revenues from the sale of product are recognized upon delivery to purchasers.

Royalties

A 12% royalty is payable on the estimated value at the wellhead of crude oil production and the natural gas volumes commercialized. The estimated value is calculated based upon the actual sale price of the crude oil and gas produced, less the costs of transportation and storage.

Operating cost

Operating cost include amounts incurred on extraction of product to the surface, gathering, field processing, treating, field storage and transportation.

Translation to U.S. dollars

In preparing the Schedule of Revenues, Royalties and Operating Cost, the results have been translated from Argentine pesos to U.S. dollars using the average exchange rate for each year. The average exchange rates from Argentine pesos to U.S. dollars were Argentine peso 2.9416 and 2.9492 to U.S. dollar for the years ended December 31, 2004 and 2003, respectively and Argentine peso 2.9108 and 2.9069 to U.S. dollar for the six months ended June 30, 2005 and 2004, respectively.

22,821,417 Shares of Common Stock

Gran Tierra Energy Inc.

PROSPECTUS

___________, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with the action, suit or proceeding. Excepted from that immunity are:

▪	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

▪	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

▪	a transaction from which the director derived an improper personal profit; and

▪	willful misconduct.

Gran Tierra Energy Inc.’s (“Gran Tierra”) bylaws include an indemnification provision under which Gran Tierra has the power to indemnify its directors, officers and former officers and directors (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of Gran Tierra or any of its subsidiaries.

Gran Tierra’s bylaws also provide that the directors may cause Gran Tierra to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of Gran Tierra or any of its subsidiaries (including heirs and personal representatives) against a liability incurred by him/her as a director, officer, employee or agent.

Item 25. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by Gran Tierra in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT

Registration Fees	$9,755.36
Legal Fees*	60,000
Accounting Fees*	30,000
Miscellaneous Fees and Expenses*	10,244.64

Total	$110,000

Item 26. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following sales of Gran Tierra’s securities sold in the private placement transactions:

On September 1 and October 7, 2005, Goldstrike Inc. (“Goldstrike”) completed closings on a first private placement offering to accredited investors. On September 27, 2005, Goldstrike completed a first closing on a second private placement offering to accredited investors. In these three closings, Goldstrike sold 12,941,884 shares of common stock and warrants to acquire another 6,470,950 shares of common stock for consideration of $10,353,507. The warrants are exercisable during the period ending five years from the date of grant at $0.625 per half share. The proceeds from the sale of Goldstrike’s common stock and warrants were used to fund the loan from Goldstrike to Gran Tierra Energy Inc., a Canadian corporation (“Gran Tierra Canada”).

Upon the October 7, 2005 closing, Goldstrike increased its loan commitment to Gran Tierra Canada from $8,337,916 to $9,353,492, and Gran Tierra Canada borrowed an additional $800,000 from Goldstrike. Upon the October 27, 2005 closing, Goldstrike increased its loan commitment to Gran Tierra Canada from $9,313,492 to $10,313,492. Gran Tierra Canada borrowed an additional $700,000 under the Goldstrike loan commitment.

On December 14, 2005, we completed a sale of unregistered shares of our common stock in a second closing of the second offering to accredited investors. In this second closing of the second private offering, we sold 1,343,222 shares of our common stock and warrants to acquire 671,611 shares of our common stock for consideration of $1,074,578. In total, we sold 2,593,222 shares of our common stock and warrants to acquire 1,296,611 shares of our common stock in the second private offering. The warrants are exercisable during the period ending five years from the date of grant at $0.625 per half share.

A final sale of unregistered shares of common shares to accredited investors was completed on February 2, 2006. In this third offering, we sold 762,500 shares of our common stock and warrants to acquire 381,250 shares of our common stock for consideration of $610,000. We also issued 250,000 shares of common stock as a finder's fee in conjunction with the private offerings. On February 2, 2006, two investors from the February 2, 2006 offering exercised warrants underlying a total of 250,000 shares of our common stock.

The private offerings and related transactions discussed above are exempt from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D, promulgated by the SEC. In the private offerings, no general solicitation was made by us or any person acting on our behalf; the securities were sold subject to transfer restrictions, and the certificates for the shares and warrants contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom.

Item 27. Exhibits

Exhibit No.	Description	Reference

3.1	Articles of Incorporation.	Incorporated by reference to Exhibit 3.1 to the Form SB-2, as amended, filed with the Securities and Exchange Commission on December 31, 2003 (File No. 333-111656).
3.2	Certificate Amending Articles of Incorporation.	Incorporated by reference to Exhibit 3.2 to the Form SB-2, as amended, and filed with the Securities and Exchange Commission on December 31, 2003 (File No. 333-111656).
3.3	Bylaws.	Incorporated by reference to Exhibit 3.3 to the Form SB-2, as amended, filed with the Securities and Exchange Commission on December 31, 2003 (File No. 333-111656).
3.4	Certificate Amending Articles of Incorporation.	Incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
4.1	Form of Warrant.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2005 (File No. 333-111656).
5.1	Opinion of McGuireWoods LLP.*
10.1	Share Purchase Agreement by and between Goldstrike Inc. and Gran Tierra Energy Inc. dated as of November 10, 2005.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.2	Form of Registration Rights Agreement by and among Goldstrike Inc. and the purchasers named therein.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2005 (File No. 333-111656).

Exhibit No.	Description	Reference

10.3	Assignment Agreement by and between Goldstrike Inc. and Gran Tierra Goldstrike Inc. dated as of November 10, 2005.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.4	Voting Exchange and Support Agreement by and between Goldstrike, Inc., 1203647 Alberta Inc., Gran Tierra Goldstrike Inc. and Olympia Trust Company dated as of November 10, 2005.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.5	Form of Split Off Agreement by and among Goldstrike Inc., Dr. Yenyou Zheng, Goldstrike Leasco Inc. and Gran Tierra Energy Inc.	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.6	Employment Agreement between Gran Tierra Energy Inc. and Dana Coffield dated as of April 29, 2005, as amended.	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.7	Employment Agreement between Gran Tierra Energy Inc. and James Hart dated as of April 29, 2005, as amended.	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.8	Employment Agreement between Gran Tierra Energy Inc. and Max Wei dated as of April 29, 2005, as amended.	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).

Exhibit No.	Description	Reference

10.9	Employment Agreement between Gran Tierra Energy Inc. and Rafael Orunesu dated as of March 1, 2005, as amended.	Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.10	Form of Indemnity Agreement.	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.11	Mineral Property Sale Agreement dated June 30, 2003.	Incorporated by reference to Exhibit 10.1 to the Form SB-2, as amended, filed with the Securities and Exchange Commission on December 31, 2003 (File No. 333-111656).
10.12	2005 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.13	Form of Subscription Agreement.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2005 (File No. 333-111656).
10.14	Details of the Goldstrike Special Voting Share	Incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-KSB/A for the period ended December 31, 2005 and filed with the Securities and Exchange on April 21, 2006 (File No. 333-111656).
10.15	Exchangeable Share Provisions	Incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-KSB/A for the period ended December 31, 2005 and filed with the Securities and Exchange on April 21, 2006 (File No. 333-111656).
10.16	Refinery Contract between Refinor S.A.and Dong Wong Corporation - Golden Oil Coporation.	Incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-KSB/A for the period ended December 31, 2005 and filed with the Securities and Exchange on April 21, 2006 (File No. 333-111656).
10.17	Contract between Compañia General de Combustibles S.A. and Gran Tierra Energy Argentina S.A.	Incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-KSB/A for the period ended December 31, 2005 and filed with the Securities and Exchange on April 21, 2006 (File No. 333-111656)
21.1	List of subsidiaries.	Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 10, 2006 (File No. 333-111656).
23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1).*
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Deloitte & Co. S.R.L.**
23.4	Consent of Gaffney, Cline and Associates *
________________
* Filed herewith.
** Previously filed.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, State of Alberta on April 18, 2006.

Gran Tierra Energy Inc.

By:	/s/ Dana Coffield
Name: Dana Coffield Title: President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Dana Coffield	President Chief Executive Officer Director	April 18,2006
Dana Coffield	(Principal Executive Officer)
/s/ James Hart	Vice President, Finance Chief Financial Officer Director	April 18, 2006
James Hart	(Principal Financial Officer and Principal Accounting Officer)
/s/Jeffrey Scott	Chairman of the	April 18, 2006
Jeffrey Scott	Board of Directors
/s/Walter Dawson	Director	April 18, 2006
Walter Dawson
/s/Verne Johnson	Director	April 18, 2006
Verne Johnson
/s/Nadine C. Smith	Director	April 18, 2006
Nadine C. Smith

EXHIBIT INDEX

Exhibit No.	Description	Reference

3.1	Articles of Incorporation.	Incorporated by reference to Exhibit 3.1 to the Form SB-2, as amended, filed with the Securities and Exchange Commission on December 31, 2003 (File No. 333-111656).
3.2	Certificate Amending Articles of Incorporation.	Incorporated by reference to Exhibit 3.2 to the Form SB-2, as amended, and filed with the Securities and Exchange Commission on December 31, 2003 (File No. 333-111656).
3.3	Bylaws.	Incorporated by reference to Exhibit 3.3 to the Form SB-2, as amended, filed with the Securities and Exchange Commission on December 31, 2003 (File No. 333-111656).
3.4	Certificate Amending Articles of Incorporation.	Incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
4.1	Form of Warrant.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2005 (File No. 333-111656).
5.1	Opinion of McGuireWoods LLP.*
10.1	Share Purchase Agreement by and between Goldstrike Inc. and Gran Tierra Energy Inc. dated as of November 10, 2005.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.2	Form of Registration Rights Agreement by and among Goldstrike Inc. and the purchasers named therein.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2005 (File No. 333-111656).

Exhibit No.	Description	Reference

10.3	Assignment Agreement by and between Goldstrike Inc. and Gran Tierra Goldstrike Inc. dated as of November 10, 2005.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.4	Voting Exchange and Support Agreement by and between Goldstrike, Inc., 1203647 Alberta Inc., Gran Tierra Goldstrike Inc. and Olympia Trust Company dated as of November 10, 2005.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.5	Form of Split Off Agreement by and among Goldstrike Inc., Dr. Yenyou Zheng, Goldstrike Leasco Inc. and Gran Tierra Energy Inc.	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.6	Employment Agreement between Gran Tierra Energy Inc. and Dana Coffield dated as of April 29, 2005, as amended.	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.7	Employment Agreement between Gran Tierra Energy Inc. and James Hart dated as of April 29, 2005, as amended.	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.8	Employment Agreement between Gran Tierra Energy Inc. and Max Wei dated as of April 29, 2005, as amended.	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.9	Employment Agreement between Gran Tierra Energy Inc. and Rafael Orunesu dated as of March 1, 2005, as amended.	Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).

Exhibit No.	Description	Reference

10.10	Form of Indemnity Agreement.	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.11	Mineral Property Sale Agreement dated June 30, 2003.	Incorporated by reference to Exhibit 10.1 to the Form SB-2, as amended, filed with the Securities and Exchange Commission on December 31, 2003 (File No. 333-111656).
10.12	2005 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No. 333-111656).
10.13	Form of Subscription Agreement.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2005 (File No. 333-111656).
10.14	Details of the Goldstrike Special Voting Share	Incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-KSB/A for the period ended December 31, 2005 and filed with the Securities and Exchange on April 21, 2006 (File No. 333-111656).
10.15	Exchangeable Share Provisions	Incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-KSB/A for the period ended December 31, 2005 and filed with the Securities and Exchange on April 21, 2006 (File No. 333-111656).
10.16	Refinery Contract between Refinor S.A.and Dong Wong Corporation - Golden Oil Coporation.	Incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-KSB/A for the period ended December 31, 2005 and filed with the Securities and Exchange on April 21, 2006 (File No. 333-111656).
10.17	Contract between Compañia General de Combustibles S.A. and Gran Tierra Energy Argentina S.A.*	Incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-KSB/A for the period ended December 31, 2005 and filed with the Securities and Exchange on April 21, 2006 (File No. 333-111656)
21.1	List of subsidiaries.	Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 10, 2006 (File No. 333-111656).
23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1).*
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Deloitte & Co. S.R.L.**
23.4	Consent of Gaffney, Cline and Associates *
________________
* Filed herewith.
**Previously filed.